Exhibit 10.1

$2,200,000,000

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of June 28, 2006

among

iSTAR FINANCIAL INC.,

THE BANKS LISTED HEREIN,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent,

J.P. MORGAN SECURITIES INC.

and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners,

CITICORP NORTH AMERICA, INC.,

DEUTSCHE BANK AG, NEW YORK BRANCH,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Documentation Agents

and

BARCLAYS BANK PLC,

BEAR STEARNS CORPORATE LENDING INC.,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

LEHMAN COMMERCIAL PAPER INC.,

MERRILL LYNCH BANK USA,

MORGAN STANLEY BANK,

and

UBS LOAN FINANCE LLC,

as Managing Agents

SECTION 7.10.	Agents	73

ARTICLE VIII CHANGE IN CIRCUMSTANCES

SECTION 8.1.	Basis for Determining Interest Rate Inadequate or Unfair	73
SECTION 8.2.	Illegality	74
SECTION 8.3.	Increased Cost and Reduced Return	75
SECTION 8.4.	Taxes	76
SECTION 8.5.	Base Rate Loans Substituted for Affected Euro-Currency Loans	79

ARTICLE IX MISCELLANEOUS

SECTION 9.1.	Notices	80
SECTION 9.2.	No Waivers	80
SECTION 9.3.	Expenses; Indemnification	81
SECTION 9.4.	Sharing of Set-Offs	82
SECTION 9.5.	Amendments and Waivers	83
SECTION 9.6.	Successors and Assigns	83
SECTION 9.7.	Governing Law; Submission to Jurisdiction; Judgment Currency	86
SECTION 9.8.	Counterparts; Integration; Effectiveness	87
SECTION 9.9.	WAIVER OF JURY TRIAL	88
SECTION 9.10.	Survival	88
SECTION 9.11.	Domicile of Loans	88
SECTION 9.12.	Limitation of Liability	88
SECTION 9.13.	Recourse Obligation	88
SECTION 9.14.	Confidentiality	88
SECTION 9.15	Intentionally Omitted	89
SECTION 9.16.	No Bankruptcy Proceedings	89
SECTION 9.17.	USA Patriot Act	89

SCHEDULE 1	Commitments
SCHEDULE 1.1	Unencumbered Assets, Unsecured Debt
SCHEDULE 1.1(b)	Permitted Lien
SCHEDULE 2.17	Existing Letters of Credit
SCHEDULE 4.4 (b)	Material Indebtedness
SCHEDULE 4.6	Multiemployer Plans/Collective Bargaining Agreements
EXHIBIT A	Note
EXHIBIT A-1	Designated Lender Note
EXHIBIT B	Form of Money Market Quote Request
EXHIBIT C	Form of Invitation for Money Market Quotes
EXHIBIT D	Form of Money Market Quote
EXHIBIT E	Transfer Supplement
EXHIBIT F	Notice Addresses
EXHIBIT G	Form of Designation Agreement
EXHIBIT H	Form of Designated Borrower Request and Assumption
	Agreement
EXHIBIT I	Form of Designated Borrower Notice

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of June 28, 2006, among iSTAR FINANCIAL INC. (the “Borrower”), the BANKS listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A., as Syndication Agent, J.P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC, as Joint Lead Arrangers and Joint Bookrunners, CITICORP NORTH AMERICA, INC., DEUTSCHE BANK AG, NEW YORK BRANCH, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agents, and BARCLAYS BANK PLC, BEAR STEARNS CORPORATE LENDING INC., GOLDMAN SACHS CREDIT PARTNERS L.P., LEHMAN COMMERCIAL PAPER INC., MERRILL LYNCH BANK USA, MORGAN STANLEY BANK, and UBS LOAN FINANCE LLC, as Managing Agents.

W I T N E S S E T H

Whereas, the Borrower, the banks party thereto, JPMorgan Chase Bank, as administrative agent, and the other financial institutions named as the various agents therein entered into the Revolving Credit Agreement, dated as of April 19, 2004, as amended by Amendment to Revolving Credit Agreement, dated as of December 17, 2004 (as so amended, the “Existing Facility”); and

WHEREAS, the parties to this Agreement wish to amend and restate the Existing Facility on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.  Definitions.  The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Money Market Quotes setting forth Money Market Non-IBOR Rates pursuant to Section 2.4.

“Adjusted Earnings” mean, for any period, Net Income allocable to holders of common stock of the Borrower and “high performance unit” shareholders, as determined in accordance with GAAP, plus depreciation, depletion, amortization, losses from discontinued operations and extraordinary losses, but less gain from discontinued operations and extraordinary gains, in each case allocable to holders of common stock of the Borrower and “high performance unit” shareholders, and the Borrower’s Share of Investment Affiliates’ income, as determined in accordance with GAAP, depreciation, depletion and amortization.

“Administrative Agent” shall mean (i) with respect to Notices of Borrowing and the administration of Loans denominated in an Alternate Currency, Alternate Currency Letters of Credit, and interest and fee payments with respect to Loans and Letters of Credit denominated in an Alternate Currency, J.P. Morgan Europe Limited; and (ii) for all other purposes under this Agreement, JPMorgan Chase Bank, N.A., in each case in its respective capacity as Administrative Agent hereunder, and its respective permitted successors in such capacity in accordance with the terms of this Agreement.

“Administrative Questionnaire” means with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of the equity securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity securities or by contract or otherwise.

“Agents” means the Administrative Agent, the Syndication Agent and the Documentation Agents, collectively.

“Agreement” means this Revolving Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.

“Alternate Currency” means the lawful currency of any of (i) the United Kingdom (British Pounds Sterling) or (ii) the European Economic Union (Euros) or (iii) Canada (Canadian Dollars) or (iv) such other foreign currencies as shall be requested by Borrower and agreed to by the Administrative Agent and those Banks that shall elect to fund such currency.

“Alternate Currency Letter of Credit” means a Letter of Credit denominated in Alternate Currency.

“Applicable Fee Percentage” means the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the table set forth below.  Any change in Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Fee Percentage.  Borrower shall have not less than two (2) Credit Ratings at all times. In the event that Borrower has two (2) or more Credit Ratings that are not all equivalent, the Applicable Fee Percentage shall be determined by the highest Credit Rating, provided that such highest Credit Rating shall be from S&P or Moody’s; provided, further, that if such highest Credit Rating is not from S&P or Moody’s, then the Applicable Fee Percentage shall be determined by the highest Credit Rating from either S&P or Moody’s.

Range of Borrower’s Credit Rating (S&P/Moody’s Ratings)	Applicable Fee Percentage (% per annum)

>BBB+/Baa1	0.09
BBB+/Baa1	0.10
BBB/Baa2	0.125
BBB-/Baa3	0.15
<BB+/Ba1	0.20

“Applicable Lending Office” means with respect to any Bank, (i) in the case of its Base Rate Loans and Swingline Loans, its Domestic Lending Office, (ii) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office, and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

“Applicable Margin” means with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the table set forth below.  Any change in Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin.  Borrower shall have not less than two (2) Credit Ratings at all times.  In the event that Borrower has two (2) or more Credit Ratings that are not all equivalent, the Applicable Margin shall be determined by the highest Credit Rating, provided that such highest Credit Rating shall be from S&P or Moody’s; provided, further, that if such highest Credit Rating is not from S&P or Moody’s, then the Applicable Margin shall be determined by the highest Credit Rating from either S&P or Moody’s.

Range of Borrower’s Credit Rating (S&P/Moody’s Ratings)	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for Euro Currency Loans (% per annum)

>BBB+/Baa1	0.00	0.31
BBB+/Baa1	0.00	0.45
BBB/Baa2	0.00	0.525
BBB-/Baa3	0.00	0.70
<BB+/Ba1	0.10	0.85

“Applicant Borrower” has the meaning set forth in Section 2.20.

“Assignee” has the meaning set forth in Section 9.6(c).

“Bank” means each entity (other than Borrower) listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors and each Designated Lender; provided, however, that the term “Bank” shall exclude each Designated Lender when used in reference to a Committed Loan, the Commitments or terms relating to the Committed Loans and the Commitments and shall further exclude each Designated Lender for all other purposes hereunder except that any Designated Lender which funds a Money Market Loan shall, subject to Section 9.6(d), have the rights (including the rights given to a Bank contained in Sections 9.3 and 9.5 and otherwise in Article 9) and obligations of a Bank associated with holding such Money Market Loan.  For purposes of this Agreement, neither J.P. Morgan Securities, Inc. nor Banc of America Securities LLC shall constitute a “Bank.”

“Bank Reply Period” has the meaning set forth in Section 7.9.

“Bankruptcy Code” shall mean Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Base Euro-Currency Rate”  means a rate per annum equal to the rate for deposits in Dollars or the applicable Alternate Currency with maturities comparable to the applicable Interest Period which (a) in the case of Dollars or any Alternate Currency other than Euros, appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Quotation Date, or (b) in the case of Euros, appears on the page of the Telerate Screen which displays an average rate of the Banking Federation of the European Union for the Euro (being currently page 248) as of 11.00 a.m., Brussels time, on the Quotation Date; provided, however, if such rate does not appear on Telerate Page 3750 or Telerate Page 248, as applicable, or if Telerate Page 3750 or Telerate Page 248, as applicable, is no longer available, the “Base Euro-Currency Rate” applicable to a particular Interest Period shall mean a rate per annum equal to the rate at which deposits in Dollars or the applicable Alternate Currency, as the case may be,  in an amount approximately equal to the applicable Euro-Currency Loan(s), and with maturities comparable to the last day of the Interest Period with respect to which such Base Euro-Currency Rate is applicable, are offered in immediately available funds in the London interbank market (or in the case of Euros, the European interbank market) to the London office of the Administrative Agent by leading banks in the London interbank market (or in the case of Euros, the European interbank market), at 11:00 a.m., London time (or in the case of Euros, Brussels time) on the Quotation Date.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 0.50% plus the Federal Funds Rate for such day.  Each change in the Base Rate shall become effective automatically as of the opening of business on the date of such change in the Base Rate, without prior written notice to Borrower or Banks.

“Base Rate Loan” means a Committed Loan in Dollars to be made by a Bank the interest on which is calculated by reference to the Base Rate in accordance with the provisions of this Agreement.

“Borrower” means iStar Financial Inc., a Maryland corporation, or, as the case may be, a Designated Borrower.

“Borrower’s Share” means Borrower’s direct or indirect share of an Investment Affiliate based upon Borrower’s percentage ownership (whether direct or indirect) of such Investment Affiliate.

“Borrowing” has the meaning set forth in Section 1.3.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash or Cash Equivalents” shall mean (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S & P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent ); (d) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S & P, Moody’s or Fitch and having a short-term rating of at least A-1 and P-1 from S & P and Moody’s, respectively (or, if at any time neither S & P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to Administrative Agent); (e) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S & P, Moody’s or Fitch and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (f) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (g) money market funds invested in investments substantially all of which consist of the items described in clauses (a) through (f) foregoing.

“Closing Date” means the date on or after the Effective Date on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Committed Borrowing” has the meaning set forth in Section 1.3.

“Committed Loan” means a loan made by a Bank pursuant to Section 2.1, as well as Loans required to be made by a Bank pursuant to Section 2.17 to reimburse a Fronting Bank for a Letter of Credit that has been drawn down; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Commitment” means with respect to each Bank, the sum of its Dollar Commitment and its Multi-Currency Commitment  The initial aggregate amount of the Banks’ Commitments is $2,200,000,000.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity which is consolidated with Borrower in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at any time, the tangible net worth of Borrower, on a consolidated basis, determined in accordance with GAAP.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP which is not otherwise Indebtedness, and (ii) any obligation required to be disclosed in accordance with GAAP in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person.  The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of Borrower required to be delivered pursuant to Section 5.1 hereof.  Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations, (ii) in the case of joint and several guarantees given by a Person in whom Borrower owns an interest (which guarantees are non-recourse to Borrower), to the extent the guarantees, in the aggregate, exceed 15% of Total Asset Value, the amount which is the lesser of (x) the amount in excess of 15% or (y) the amount of Borrower’s interest therein shall be deemed to be a Contingent Obligation of Borrower, and (iii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. All matters constituting “Contingent Obligations” shall be calculated without duplication.

“Convertible Securities” means evidences of shares of stock, limited or general partnership interests or other ownership interests, warrants, options, or other rights or securities which are convertible into or exchangeable for, with or without payment of additional consideration, common shares of beneficial interest of Borrower, either immediately or upon the arrival of a specified date or the happening of a specified event.

“Credit Rating” means a rating assigned by a Rating Agency to Borrower’s senior unsecured long term indebtedness.

“Credit Tenant Lease Assets” means properties substantially all of which are either (i) leased to a governmental entity, (ii) leased to a tenant (or guaranteed by a Person) with an Investment Grade Rating, or (iii) properties which, if unavailable to a tenant, would materially impair the continued operation of such tenant, including without limitation, headquarters facilities, distribution centers, manufacturing facilities, or pools or classes of multiple properties leased under blanket leases. In addition, “Credit Tenant Lease Assets” will be leased to such corporate users primarily on a triple net basis, but may also be leased on a double net, gross lease with expense stop, or bond-type basis.

“Debt Service” means, for any period and without duplication, Interest Expense for such period on all Indebtedness of Borrower on a consolidated basis.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.8(d).

“Defaulted Assets” mean (i) Credit Tenant Lease Assets that are vacant and not subject to an agreement of lease, (ii) Credit Tenant Lease Assets where the tenant is in monetary or other material default beyond any applicable notice and grace periods, and (iii) Loan Assets where the applicable borrower is in monetary or other material default beyond any applicable notice and grace periods.

“Designated Borrower” means an applicant Borrower approved by the Administrative Agent and the Banks in accordance with Section 2.20.

“Designated Borrower Notice” has the meaning set forth in Section 2.20.

“Designated Borrower Request and Assumption Agreement” has the meaning set forth in Section 2.20.

“Designated Lender” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 9.6(d), and (ii) is not otherwise a Bank.

“Designated Lender Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A-1 hereto, evidencing the obligation of the Borrower to repay Money Market Loans made by Designated Lenders, and “Designated Lender Note” means any one of such promissory notes issued under Section 9.6(d) hereof.

“Designating Lender” shall have the meaning set forth in Section 9.6(d) hereof.

“Designation Agreement” means a designation agreement in substantially the form of Exhibit G attached hereto, entered into by a Bank and a Designated Lender and accepted by the Administrative Agent.

“Dollar Commitment” means with respect to each Bank, the amount set forth on Schedule 1 next to the name of such Bank as its commitment for Loans in Dollars only (and, for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Commitment), as such amount may be reduced from time to time pursuant to Section 2.11(d) or in connection with an assignment to an Assignee, and as such amount may be increased pursuant to Section 2.1(b) or in connection with an assignment from an Assignor.  The initial aggregate amount of the Banks’ Dollar Commitments is $1,450,000,000.

“Dollar Equivalent Amount” shall mean (i) with respect to any amount of Alternate Currency on any day, the equivalent amount in Dollars of such amount of Alternate Currency as determined by the Administrative Agent using the applicable Exchange Rate on such day and (ii) with respect to any amount of Dollars, such amount.

“Dollars” and “$” means the lawful money of the United States.

“Domestic Lending Office” means, as to each Bank, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“EBITDA” means, for any period on a consolidated basis in accordance with GAAP (i) Net Income for such period, plus (ii) depreciation, depletion and amortization expense and other non-cash items deducted in the calculation of Net Income for such period, plus (iii) Interest Expense deducted in the calculation of Net Income for such period, plus (iv) dividends and distributions from Borrower’s Investment Affiliates (exclusive of returns of equity), minus (v) income from any Investment Affiliates, minus (vi) gains and losses from discontinued operations, all of the foregoing without duplication. Notwithstanding the foregoing, however, in the case of any Credit Tenant Lease Asset or Loan Asset that is less than 100% owned, directly or indirectly, by the Borrower, only Borrower’s pro rata share of the items set forth in clauses (i), (ii), (iii) and (vi) shall be included in EBITDA.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 9.8.

“Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an equity interest is owned directly or indirectly by the Borrower and, as a result of the ownership of such equity interest, Borrower may have recourse liability for Environmental Claims against such partnership, joint venture, trust or corporation (or the property thereof).

“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect on the Borrower.

“Environmental Laws” means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the clean up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary, and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all members of an “affiliated service group” which, together with the Borrower, or any Subsidiary, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Euro-Currency Borrowing” has the meaning set forth in Section 1.3.

“Euro-Currency Business Day” means any Business Day on which banks are open for dealings in deposits in Dollars in the London interbank market and any day on which commercial banks are open for foreign exchange business in (i) London, or (ii) if such reference relates to the date on which any amount is to be paid or made available in an Alternate Currency, the principal financial center in the country of such Alternate Currency, except that with respect to Euros, the same shall mean a TARGET Day.

“Euro-Currency Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Currency Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Currency Loan” means a Committed Loan to be made, the interest on which is calculated by reference to the Euro-Currency Rate or the Offered Rate, as applicable, by a Bank in accordance with the applicable Notice of Borrowing.

“Euro-Currency Rate” means  with respect to any Interest Period applicable to a Euro-Currency Loan, an interest rate per annum obtained by dividing (i) the Base Euro-Currency Rate applicable to that Interest Period by (ii) a percentage equal to 100% minus the Euro-Currency Reserve Percentage in effect on the relevant Euro-Currency Interest Rate Determination Date.

“Euro-Currency Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board (or any successor) under Regulation D, as Regulation D may be amended, modified or supplemented, for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding Five Billion Dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Currency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Event of Default” has the meaning set forth in Section 6.1.

“Exchange Rate” means, (i) the rate appearing on the relevant display page (as  determined  by  the Administrative Agent) on the Reuters Monitor Money Rates  Service for the sale of the applicable Alternate Currency for Dollars in the London foreign exchange market at approximately 11a.m. (London time) for delivery two (2) Euro-Currency Business Days later or if not available (ii) the spot selling rate at which the Administrative Agent offers to sell such Alternate Currency for Dollars in the London foreign exchange  market at  approximately 11:00a.m. (London time) for delivery two Euro-Currency Business Days later; provided, however, that if, at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent  may use any reasonable method (including obtaining quotes from two (2) or more market makers for the applicable Alternate Currency) as it deems appropriate to determine such rate, and such  determination shall be conclusive absent manifest error.

“Existing Facility” has the meaning set forth in the Recitals to this Agreement.

“Facility Amount” has the meaning set forth in Section 2.1.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower.

“Fitch” means Fitch Investors Services, Inc., or any successor thereto.

“Fixed Charges” for any Fiscal Quarter period means the sum of (i) Debt Service for such period,  and (ii) dividends on preferred units payable by Borrower for such period.  If any of the foregoing Debt Service is with respect to Indebtedness that is subject to an interest rate cap agreement purchased by the Borrower or a Consolidated Subsidiary, the interest rate shall be assumed to be the lower of the actual interest payable on such Indebtedness or the capped rate of such interest rate cap agreement.

“Fixed Rate Borrowing” has the meaning set forth in Section 1.3.

“Fronting Bank” shall mean  JPMorgan Chase Bank, N.A., and each other Bank that shall consent thereto as may be designated by the Borrower from time to time.

“GAAP” means generally accepted accounting principles in the United States recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Acts” has the meaning set forth in Section 2.17(h).

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time, or (ii) all Euro-Currency Loans having the same Interest Period at such time; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or 8.5, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“IBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the Base Euro-Currency Rate pursuant to Section 2.4.

“Indebtedness” as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (whether consolidated or representing the proportionate interest in any other Person) (i) for borrowed money (including construction loans) or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person’s account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Contingent Obligations or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time (provided that the value of such indebtedness, obligations or liabilities shall be limited to the lesser of (x) the amount of such indebtedness, obligations or liabilities assumed by such Person and (y) the undepreciated book value of the property subject to such Lien, determined in accordance with GAAP, and less any impairment charge, provided, further, however, that if the amount of such indebtedness, obligations or liabilities are greater than 90% of such undepreciated book value of the encumbered property when assumed or incurred, then, if Borrower intends to apply the provisions of this proviso thereto, Borrower shall deliver an appraisal prepared by an independent appraiser to the Administrative Agent with respect to the value of the applicable property); (c) all indebtedness, obligations or other liabilities of such Person in respect of Interest Rate Contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all contingent contractual obligations with respect to any of the foregoing.

“Indenture” means the Indenture, dated as of March 30, 2004, between the Borrower and U.S. Bank Trust National Association, as trustee, in respect of Borrower’s 5.125% Senior Notes due 2011, as the same may be amended, modified or supplemented from time to time.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Interest Expense” means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized of Borrower, on a consolidated basis determined in accordance with GAAP.

“Interest Period” means:  (1) with respect to each Euro-Currency Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 1, 2, 3, 6 or, for Dollar denominated Loans, and subject to availability among the Banks, 9 or 12 months thereafter (or a period of 7 or 14 days, not more frequently than four times in any calendar quarter, unless any Bank has previously advised Administrative Agent and Borrower that it does not accept, in its sole discretion, the Offered Rate) as the Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided, that:

(a)           any Interest Period which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Euro-Currency Business Day;

(b)           any Interest Period which begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Currency Business Day of a calendar month; and

(c)           no Interest Period may end later than the Maturity Date.

(2)  intentionally omitted.

(3)  with respect to each Money Market IBOR Loan, the period commencing on the date of borrowing specified in the applicable Money Market Quote Request and ending 1, 2, 3 or 6 months thereafter; provided that:

(a)           any Interest Period which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Euro-Currency Business Day;

(b)           any Interest Period which begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Currency Business Day of a calendar month; and

(c)           no Interest Period may end later than the Maturity Date.

(4)  with respect to each Money Market Non-IBOR Rate Loan, the period commencing on the date of borrowing specified in the applicable Money Market Quote Request and ending such number of days thereafter (but not less than 14 days or more than 180 days) as the Borrower may elect in accordance with Section 2.4; provided that:

(a)           any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

(b)           no Interest Period may end later than the Maturity Date.

“Interest Rate Contracts” means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection

“Investment Affiliate” means any joint venture or Subsidiary, whose financial results are not consolidated under GAAP with the financial results of Borrower on the consolidated financial statements of Borrower, which joint venture or Subsidiary is so specified in the section of Borrower’s most recent SEC filings titled “Joint Ventures, Unconsolidated Subsidiaries and Minority Interest”.

“Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt of BBB- or better from S&P or a rating of Baa3 or better from Moody’s.  In the event that Borrower receives Credit Ratings only from S&P and Moody’s, and such Credit Ratings are not equivalent, the lower of such two (2) Credit Ratings shall be used to determine whether an Investment Grade Rating was achieved.  In the event that Borrower receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the second highest Credit Rating shall be used to determine whether an Investment Grade Rating was achieved, provided that one of the highest two (2) Credit Ratings is from S&P or Moody’s; provided, further, that if neither of the highest two (2) Credit Ratings is from S&P or Moody’s, then the highest Credit Rating from either S&P or Moody’s shall be used to determine whether an Investment Grade Rating was achieved

“Invitation for Money Market Quotes” has the meaning set forth in Section 2.4(c).

“Joint Bookrunners” means J.P. Morgan Securities Inc. and Banc of America Securities LLC, in their capacity as Joint Bookrunners hereunder.

“Joint Lead Arrangers” means J.P. Morgan Securities Inc. and Banc of America Securities LLC, in their capacity as Joint Lead Arrangers hereunder.

“JV” means any entity that (i) is not consolidated on the financial statements of the Borrower, (ii) has no indebtedness other than working lines of credit that do not exceed 10% of such JV’s net equity value, and (iii) is not in default beyond any applicable notice and grace of any indebtedness.

“Letter(s) of Credit” has the meaning provided in Section 2.2(b).

“Letter of Credit Collateral” has the meaning provided in Section 6.4.

“Letter of Credit Collateral Account” has the meaning provided in Section 6.4.

“Letter of Credit Documents” has the meaning provided in Section 2.18.

“Letter of Credit Usage” means at any time the sum of the Dollar Equivalent Amount of (i) the aggregate maximum amount available to be drawn under the Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein, and (ii) the aggregate amount of the Borrower’s unpaid obligations under this Agreement in respect of the Letters of Credit.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement, the Borrower or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan, a Euro-Currency Loan, a Money Market Loan or a Swingline Loan and “Loans” means Base Rate Loans, Euro-Currency Loans, Money Market Loans or Swingline Loans or any combination of the foregoing.

“Loan Assets” mean senior or subordinated loans, that may be either fixed or variable rate, including first mortgages, second mortgages, partnership loans, participating debt, preferred equity and interim facilities, corporate loans, “B” notes and collateralized mortgage-backed securities.

“Loan Documents” means this Agreement, the Notes, the Letter(s) of Credit and the Letter of Credit Documents.

“Loan Effective Date” has the meaning set forth in Section 8.3.

“Mandatory Borrowing” has the meaning set forth in Section 2.3(b)(iii).

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely impair (i) the ability of the Borrower and its Consolidated Subsidiaries, taken as a whole, to  perform their respective obligations under the Loan Documents, or (ii) the ability of Administrative Agent or the Banks to enforce the Loan Documents.

“Materials of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, toxic and hazardous substances, asbestos, lead, petroleum and petroleum by-products.

“Maturity Date” shall mean the date when all of the Obligations hereunder shall be due and payable which shall be June 28, 2011, unless otherwise accelerated pursuant to the terms hereof.

“Money Market Borrowing” has the meaning set forth in Section 1.3.

“Money Market IBOR Loan” means a loan to be made by a Bank pursuant to a IBOR Auction (including, without limitation, such a loan bearing interest at the Base Rate pursuant to Article VIII).

“Money Market Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Money Market Lending Offices for its Money Market IBOR Loans, on the one hand, and its Money Market Non-IBOR Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Money Market Loan” means a Money Market IBOR Loan or a Money Market Non-IBOR Rate Loan, in either case, in Dollars.

“Money Market Margin” has the meaning set forth in Section 2.4(d)(2).

“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.4.

“Money Market Non-IBOR Rate” has the meaning set forth in Section 2.4(d)(2).

“Money Market Non-IBOR Rate Loan” means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

“Money Market Quote Request” has the meaning set forth in Section 2.4(b).

“Moody’s” means Moody’s Investors Services, Inc. or any successor thereto.

“Multi-Currency Commitment” means with respect to each Bank, the amount set forth on Schedule 1 attached hereto next to the name of such Bank as its commitment for Loans in Alternate Currencies and Dollars (and, for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Multi-Currency Commitment), as such amount may be reduced from time to time pursuant to Section 2.11(d) or in connection with an assignment to an Assignee, and as such amount may be increased pursuant to Section 2.1(b) or in connection with an assignment from an Assignor.  The initial aggregate Dollar Equivalent Amount of the Banks’ Multi-Currency Commitments is $750,000,000.

“Multi-Currency Facility Amount” has the meaning set forth in Section 2.1.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has at any time after September 25, 1980 made contributions or has been required to make contributions (for these purposes any Person which ceased to be a member of the ERISA Group after September 25, 1980 will be treated as a member of the ERISA Group).

“Negative Pledge” means, with respect to any Property, any covenant, condition, or other restriction entered into by the owner of such Property or directly binding on such Property which prohibits or limits the creation or assumption of any Lien upon such Property to secure any or all of the Obligations, provided, however, that “Negative Pledge” shall not include the restrictions set forth in Section 4.11 of the Indenture or any other similar requirement for the equal and ratable sharing of collateral to be granted in the future.

“Net Income” means, for any period, net income as shown on the Borrower’s most recent financial statements, calculated on a consolidated basis in conformity with GAAP.

“Net Offering Proceeds” means all cash or other assets received by Borrower as a result of the issuance or sale of common shares of beneficial interest, preferred shares of beneficial interest, partnership interests, preferred partnership units, limited liability company interests, Convertible Securities or other ownership or equity interests in Borrower, less customary costs, fees, expenses and discounts of issuance paid or to be paid by Borrower related to such issuance or sale.

“Net Present Value” shall mean, as to a specified or ascertainable Dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the Base Rate in effect as of the date of such calculation.

“Net Worth” means, at any time, the sum of the Borrower’s (i) book equity, (ii) accumulated depreciation, (iii) accumulated depletion, and (iv) reserves for loan losses, all in accordance with GAAP and, in the case of items (ii), (iii) and (iv) hereof, exclusive of amounts attributable to Investment Affiliates.

“Non-Excluded Taxes” has the meaning set forth in Section 8.4.

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) for all purposes other than Sections 5.12 and 6.1(e) hereof, any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to Borrower as a general partner of such partnership); provided that if any portion of Indebtedness is so limited, then such portion shall constitute Non-Recourse Indebtedness and only the remainder of such Indebtedness shall constitute Recourse Debt; provided, further, however, that personal recourse of Borrower for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, Environmental Claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit A and Exhibit A-1 hereto, respectively, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a notice from Borrower in accordance with Section 2.2 or Section 2.3(b)(i).

“Notice of Interest Rate Election” has the meaning set forth in Section 2.7.

“Notice of Money Market Borrowing” has the meaning set forth in Section 2.4(f).

“Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Borrower, from time to time owing to Administrative Agent or any Bank under or in connection with this Agreement or any other Loan Document.

“Offered Rate” means a rate per annum quoted by the Administrative Agent for an Interest Period of 7 or 14 days.

“Other Taxes” has the meaning set forth in Section 8.4.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.6(b).

“Patriot Act” has the meaning set forth in Section 9.17.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” means:

a.             Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;

b.             statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than ninety (90) days delinquent or which are being contested in good faith in accordance with the terms hereof;

c.             deposits or pledges to secure the payment of worker’s compensation, unemployment insurance and other social security or similar legislation or to secure liabilities to insurance carriers or reimbursement and indemnity obligations in respect of surety or appeal bonds;

d.             utility deposits and other deposits or pledges to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

e.             Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount); provided that (i) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ii) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (iii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default;

f.              easements (including reciprocal easement agreements and utility agreements), rights-of-way, zoning restrictions, other covenants, reservations, encroachments, leases, licenses or similar charges or encumbrances (whether or not recorded) and all other items listed on any Schedule B to Borrower’s owner’s title insurance policies, except in connection with any Indebtedness, for any of Borrower’s Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of Borrower and do not diminish in any material respect the value of the Property to which such Permitted Lien is attached;

g.             (I) Liens and judgments which have been or will be bonded (and the Lien on any cash or securities serving as security for such bond) or released of record within forty-five (45) days after the date such Lien or judgment is entered or filed against Borrower, or any Subsidiary, or (II) Liens which are being contested in good faith by appropriate proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and as to which the subject asset is not at risk of forfeiture;

h.             Liens on Property of the Borrower or its Subsidiaries (other than Qualifying Unencumbered Assets) securing Indebtedness which may be incurred or remain outstanding without resulting in an Event of Default hereunder;

i.              Liens created pursuant to Section 6.4 hereof or otherwise pursuant hereto in favor of the Administrative Agent for the benefit of the Banks;

j.              Liens not otherwise described but existing as of the Closing Date and listed on Schedule 1.1(b); and

k.             Liens in favor of the Borrower.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Prime Rate” means the rate of interest publicly announced by the Administrative Agent from time to time as its “prime rate”.

“principal financial center” means, when used in reference to an Alternate Currency, (a) in the case of British Pounds Sterling, London, England, (b) in the case of Euros, London, England, and (c) in the case of Canadian Dollars, Toronto, Canada.

“Pro Rata Share” means, with respect to any Bank, (a) with respect to matters relating to Dollar Commitments, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Dollar Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Dollar Commitments, (b) with respect to matters relating to Multi-Currency Commitments, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Multi-Currency Commitment and the denominator of which shall be the aggregate amount of all of the applicable Banks’ Multi-Currency Commitments, or (c) for all other purposes a fraction (expressed as a percentage), the numerator of which shall be the sum of the amount of such Bank’s Multi-Currency Commitment and its Dollar Commitment and the denominator of which shall be the aggregate amount of all of the Banks’ Commitments, in each case as adjusted from time to time in accordance with the provisions of this Agreement.

“Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person.

“Qualified Institution” means (i) a Bank or any Affiliate thereof; (ii) a commercial bank having total assets in excess of $5,000,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution (other than Borrower or its Affiliates) reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $500,000,000 or is otherwise reasonably acceptable to the Administrative Agent; provided that in no event shall any competitor of the Borrower or any Subsidiary qualify as a “Qualified Institution” if the Borrower reasonably determines that such entity constitutes such a competitor.  Notwithstanding the foregoing, however, in no event shall any commercial bank or any wholly-owned Subsidiary thereof, savings and loan institution, investment bank or broker/dealer be deemed to be a competitor of the Borrower.

“Qualifying Encumbered Asset” means any Credit Tenant Lease Assets or Loan Assets owned, directly or indirectly, at least 90% by the Borrower (provided, however, that with respect to any asset that is less than 100% directly or indirectly owned by Borrower, Borrower or a wholly-owned Subsidiary shall be the general partner, managing member or other controlling entity, and shall have the power to direct the sale and financing of such asset), where the ratio of the Value thereof to the amount (which amount shall include both the principal thereof as well as any costs associated with the prepayment thereof, including yield maintenance payments, premiums and other costs) of the Secured Indebtedness encumbering the same is greater than 1.57:1.0, and such Secured Indebtedness is prepayable.

“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined:

(a)                                  (if with respect to a Euro-Currency Loan in Dollars or in any Alternate Currency other than Euros) two Euro-Currency Business Days before the first day of such Interest Period, or

(b)                                 (if with respect to an Alternate Currency Loan in Euros) two TARGET Days before the first day of such Interest Period,

unless market practice differs in the relevant interbank market for an Alternate Currency (other than Euros), in which case the Quotation Date for that Alternate Currency will be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the Quotation Date will be the last of those days).

“Rating Agencies” means, collectively, S&P,  Moody’s and Fitch.

“Real Property Assets” means as to any Person as of any time, the real property assets (including, without limitation, interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by such Person at such time.

“Recourse Debt” shall mean Indebtedness that is not Non-Recourse Indebtedness.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a real estate investment trust, as defined under Section 856 of the Code.

“Required Banks” means at any time those Banks eligible to vote on matters hereunder after giving effect to Section 2.5(d) (a) having more than 50% of the aggregate amount of the Commitments of such Banks so entitled to vote or (b) if the Commitments shall have been terminated, holding Notes evidencing more than 50% of the aggregate unpaid principal amount of the Loans of such Banks so entitled to vote (provided, that in the case of Swingline Loans, the amount of each Bank’s funded participation interest in such Swingline Loans shall be considered for purposes hereof as if it were a direct loan and not a participation interest, and the aggregate amount of Swingline Loans owing to the Swingline Lender shall be considered for purposes hereof as reduced by the amount of such funded participation interests).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Secured Debt” means Indebtedness, the payment of which is secured by a Lien (other than a Permitted Lien listed in clauses (a) - (g), (i) and (k)) on any Property owned or leased by Borrower or any Consolidated Subsidiary, plus Borrower’s Share of Indebtedness, the payment of which is secured by a Lien (other than a Permitted Lien of the type described above in this definition) on any Property owned or leased by any Investment Affiliate.

“Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, and shall include Indebtedness which would be required to be included on the liabilities side of the balance sheet of Borrower in accordance with GAAP, but shall not include any Cash or Cash Equivalents or any evidence of the Obligations.

“Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Indebtedness of such Person.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Swingline Borrowing” has the meaning set forth in Section 1.3.

“Swingline Commitment” has the meaning set forth in Section 2.3(a).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as swingline lender hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement or any other Bank that shall consent thereto as may be designated by Borrower from time to time.

“Swingline Loan” means a loan in Dollars made by the Swingline Lender pursuant to Section 2.3.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent hereunder and its permitted successors in such capacity in accordance with the terms of this Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for settlement of payments in Euros.

“Taxes” means all federal, state, local and foreign income and gross receipts taxes.

“Term” has the meaning set forth in Section 2.10.

“Termination Event” shall mean (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA or the Code.

“Total Indebtedness” means, as of the date of determination and without duplication, all Indebtedness of Borrower and its Consolidated Subsidiaries, but excluding Borrower’s Share of all Indebtedness of Investment Affiliates.

“Unencumbered Asset” means any Credit Tenant Lease Asset, any Loan Asset and any timberland assets from time to time which (a) (i)  is owned, directly or indirectly, at least 90% by the Borrower (provided, however, that with respect to any asset that is less than 100% (but 90% or more) directly or indirectly owned by Borrower, Borrower or a wholly-owned Subsidiary shall be the general partner, managing member or other controlling entity, and shall have the power to direct the sale and financing of such asset), and is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower subject) to a Lien which secures Indebtedness of any Person other than Permitted Liens, (ii) is owned, directly or indirectly, less than 90% by Borrower, or lacks the ability to control sales and financings thereof, such asset, provided, however, that in no event shall the aggregate Value of all such assets exceed 5% of Unencumbered Asset Value, and (b) is not subject (nor are any equity interests in such Property that are owned directly or indirectly by Borrower subject) to any Negative Pledge.  For purposes of Section 5.8(d) only, Unencumbered Assets shall be deemed to include Qualifying Encumbered Assets, provided, however, that at no time will the value of the Qualifying Encumbered Assets so included in Unencumbered Assets exceed 10% of Unencumbered Asset Value.

“Unencumbered Asset Value” means the sum of (i) Cash and Cash Equivalents in excess of $20,000,000 in the aggregate, that is not subject to any pledges, Liens or other encumbrance, (ii) the aggregate Value of the Unencumbered Assets and (iii) the net equity value (determined in accordance with GAAP) of Borrower’s equity investments in JVs, provided, however, that (x) the Value of the Unencumbered Assets shall exclude the Value of the Defaulted Assets, to the extent that the same shall exceed five percent (5%) of the Unencumbered Asset Value and (y) the Value of the Unencumbered Assets shall exclude the net equity value of JVs to the extent that the same shall exceed ten percent (10%) of the Unencumbered Asset Value.

“United States” means the United States of America, including the fifty states and the District of Columbia.

“Unreimbursed Obligation” has the meaning set forth in Section 2.17(f).

“Unsecured Debt” means the amount of Indebtedness for borrowed money of Borrower which is not Secured Debt, including, without limitation, the amount of all then outstanding Loans. In addition, for purposes of Section 5.8(d) only, Secured Indebtedness associated with Qualifying Encumbered Assets shall be deemed to be Unsecured Debt.

“Value” means, as of any date of determination, with respect to each Unencumbered Asset or Qualifying Encumbered Asset, as the case may be, the lesser of (x) undepreciated cost (or in the case of any Credit Tenant Lease Asset or Loan Asset that is less than 100% owned, directly or indirectly, by the Borrower, Borrower’s pro rata share thereof), and (y) market value (or in the case of any Credit Tenant Lease Asset or Loan Asset that is less than 100% owned, directly or indirectly, by the Borrower, Borrower’s pro rata share thereof), all as determined in accordance with GAAP.

SECTION 1.2.  Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Banks.

SECTION 1.3.  Types of Borrowings.  The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans and Swingline Loans, have the same initial Interest Period.  Borrowings are classified for purposes of this Agreement either by reference to the pricing or currency of Loans comprising such Borrowing (e.g., a “Fixed Rate Borrowing” is a Money Market Borrowing (excluding any such Borrowing consisting of Money Market IBOR Loans bearing interest at the Base Rate pursuant to Article VIII) and an “Alternate Currency Borrowing” is a Borrowing comprised of Loans denominated in an Alternate Currency); a “Euro-Currency Borrowing” is a Borrowing comprised of Euro-Currency Loans; or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments, while a “Money Market Borrowing” is a Borrowing under Section 2.4 in which a Bank’s share is determined on the basis of its bid in accordance therewith, and a “Swingline Borrowing” is a Borrowing under Section 2.3 in which only the Swingline Lender participates (subject to the provisions of said Section 2.3)).

ARTICLE II

THE CREDITS

SECTION 2.1.  Commitments to Lend.  (a) Each Bank severally agrees, on the terms and conditions set forth in this Agreement, (a) to make Committed Loans to the Borrower and participate in Letters of Credit issued by the Fronting Bank on behalf of the Borrower pursuant to this Article from time to time during the term hereof in Dollar Equivalent Amounts such that the aggregate principal Dollar Equivalent Amount of Committed Loans by such Bank at any one time outstanding plus such Bank’s Pro Rata Share of Swingline Loans outstanding together with such Bank’s Pro Rata Share of the Letter of Credit Usage at such time shall not exceed the Dollar Equivalent Amount of its

Commitment (it being understood and agreed that Banks with Dollar Commitments shall only be obligated to fund in Dollars with respect to such Dollar Commitments), and (b) in furtherance and clarification of the foregoing, as to Banks with a Multi-Currency Commitment, to participate in Alternate Currency Letters of Credit issued by the Fronting Bank on behalf of Borrower pursuant to this Article and to make Euro-Currency Loans to Borrower denominated in any Alternate Currency at any time and from time to time during the Term, in an aggregate principal Dollar Equivalent Amount not to exceed such Bank’s Multi-Currency Commitment.  Each Euro-Currency Borrowing outstanding under this Section 2.1 shall be in an aggregate principal Dollar Equivalent Amount of approximately $5,000,000, or an integral multiple of a Dollar Equivalent Amount of approximately $1,000,000 in excess thereof, and each Base Rate Borrowing (or Borrowing bearing interest at the Offered Rate) shall be in an aggregate principal Dollar Equivalent Amount of approximately $1,000,000, or an integral multiple of a Dollar Equivalent Amount of approximately $1,000,000 in excess thereof (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(b), or in any Dollar Equivalent Amount required to reimburse the Fronting Bank for any drawing under any Letter of Credit or to repay the Swingline Lender the amount of any Swingline Loan) and, other than with respect to Money Market Loans and Swingline Loans, shall be made from the several Banks ratably in proportion to their respective Commitments.  In no event shall the aggregate Dollar Equivalent Amount of Loans outstanding at any time, plus the Dollar Equivalent Amount of the Letter of Credit Usage, exceed $2,200,000,000 (as adjusted pursuant to paragraph (b) of this Section 2.1, Section 2.11(e) or as may otherwise be provided in this Agreement, the “Facility Amount”).  In no event shall the aggregate Dollar Equivalent Amount of Loans attributable to the Multi-Currency Commitments outstanding at any time, plus the Dollar Equivalent Amount of the  Letter of Credit Usage with respect to Letters of Credit attributable to the Multi-Currency Commitments, exceed $750,000,000 (“Multi-Currency Facility Amount”).  Subject to the limitations set forth herein, any amounts repaid may be reborrowed.

(b)  Optional Increase in Commitments.  Unless a Default or an Event of Default has occurred and is continuing, Borrower, by written notice to Administrative Agent, may request on up to two (2) occasions, on or before the third anniversary of the Closing, that the Dollar Commitments and/or the Multi-Currency Commitments be increased by an amount not less than Fifty Million Dollars ($50,000,000) per request and not more than Five Hundred Million Dollars ($500,000,000) in the aggregate (such that the aggregate Commitments after such increases shall never exceed Two Billion Seven Hundred Million Dollars ($2,700,000,000)); provided that for any such request (i) if requested by Borrower, any Bank which is a party to this Agreement prior to such request for increase, at its sole discretion, may elect to increase its Dollar Commitment and/or Multi-Currency Commitment but shall not have any obligation to so increase its Dollar Commitment and/or Multi-Currency Commitment, and (ii) at the request of Borrower, the Administrative Agent and the Syndication Agent shall use commercially reasonable efforts to locate additional Qualified Institutions  willing to provide commitments for the requested increase, and Borrower may also identify additional Qualified Institutions willing to provide commitments for the requested increase, provided further that Administrative Agent shall approve any such additional Qualified Institutions, which approval will not be unreasonably withheld or delayed.  In the event that Qualified Institutions commit to any such increase, the Commitments of the committed Banks shall be increased, the Pro Rata Shares of the Banks shall be adjusted, new Notes shall be issued, Borrower shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Committed Loans so that the Committed Loans are held by the Banks in accordance with their Pro Rata Shares after giving effect to such increase, and other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which Banks have agreed to increase their respective Commitments or make new Commitments in response to the Borrower’s request for an increase in the aggregate Commitments pursuant to this Section 2.1(b), in each case without the consent of the Banks other than those Banks increasing their Commitments.  The fees payable by Borrower upon any such increase in the Commitments shall be agreed upon by the Administrative Agent and Borrower at the time of such increase. In addition, if as a result of any such increase in the Commitments, there shall be a reallocation of Euro-Currency Borrowings, Borrower shall pay any amounts that may be due pursuant to Section 2.14 hereof.

Notwithstanding the foregoing, nothing in this Section 2.1(b) shall constitute or be deemed to constitute an agreement by any Bank to increase its Commitment hereunder.

SECTION 2.2.  Notice of Borrowing.  (a)  With respect to any Committed Borrowing, the Borrower shall give Administrative Agent notice not later than 1:00 P.M. (New York City time, with respect to Dollar Loans, and London time, with respect to Alternate Currency Loans) (x) the Business Day prior to each Base Rate Borrowing or Borrowing bearing interest at the Offered Rate, or (y) the third (3rd) Euro-Currency Business Day before each Euro-Currency Borrowing, or (z) the fourth (4th) Euro-Currency Business Day before each Euro-Currency Borrowing denominated in an Alternate Currency, specifying:

(i)            the date of such Borrowing, which shall be a Business Day in the case of a Base Rate Borrowing or a Borrowing bearing interest at the Offered Rate or a Euro-Currency Business Day in the case of a Euro-Currency Borrowing,

(ii)           the aggregate amount of such Borrowing,

(iii)          whether the Loans comprising such Borrowing are to be Base Rate Loans, Loans bearing interest at the Offered Rate or Euro-Currency Loans, and if Euro-Currency Loans are requested in a currency other than in Dollars, the type and amount of the Alternate Currency being requested, and if the Loans are in Dollars, whether they are to be funded from the Banks’ Dollar Commitments or Multi-Currency Commitments,

(iv)          in the case of a Euro-Currency Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,

(v)           payment instructions for delivery of such Borrowing; and

(vi)          that no Default or Event of Default has occurred or is continuing.

(b)           Borrower shall give the Administrative Agent, and the Fronting Bank, written notice in the event that it desires to have Letters of Credit (each, a “Letter of Credit”) issued, or to have Letters of Credit issued on behalf of a Subsidiary, hereunder no later than 1:00 P.M. (New York City time)  at least four (4) Business Days prior to, but excluding, the date of such issuance.  Each such notice shall specify (i) (a) if Alternate Currency is requested, the type and individual amount of the Alternate Currency being requested, and (b) if Dollars are requested, the individual amount of each requested Letter of Credit, (ii) the individual amount of each requested Letter of Credit and the number of Letters of Credit to be issued, (iii) the date of such issuance (which shall be a Business Day), (iv) the name and address of the beneficiary, (v) the expiration date of the Letter of Credit (which in no event shall be later than the date which is the first anniversary of the Maturity Date), (vi) the purpose and circumstances for which such Letter of Credit is being issued, (vii) the terms upon which each such Letter of Credit may be drawn down (which terms shall not leave any discretion to Fronting Bank) and (viii) that no Default or Event of Default has occurred or is continuing.  Each such notice may be revoked telephonically by the Borrower to the Fronting Bank and the Administrative Agent any time prior to the issuance of the Letter of Credit by the Fronting Bank, provided such revocation is confirmed in writing by the Borrower to the Fronting Bank and the Administrative Agent within one (1) Business Day by facsimile.  Notwithstanding anything contained herein to the contrary, the Borrower shall complete and deliver to the Fronting Bank, at the Fronting Bank’s request, any required documentation in connection with any requested Letter of Credit no later than the second (2nd) Business Day (or, in the case of Alternate Currency Letters of Credit, the second (2nd) Euro-Currency Business Day) prior to the date of issuance thereof. No later than 1:00 P.M. (New York City time) on the date that is four (4) Business Days prior to, but excluding, the date of issuance, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit would require the Fronting Bank to make a payment under the Letter of Credit; provided, that Fronting Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice or law and, provided further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the second Business Day following the date that such draft is presented if such presentation is made later than 1:00 P.M. New York City time (except that if the beneficiary of any Letter of Credit requests at the time of the issuance of its Letter of Credit that payment be made on the same Business Day against a conforming draft, such beneficiary shall be entitled to such a same day draw, provided such draft is presented to the Fronting Bank no later than 1:00 P.M. (New York City time) and provided further the Borrower shall have requested to the Fronting Bank and the Administrative Agent that such beneficiary shall be entitled to a same day draw). In determining whether to pay on such Letter of Credit, the Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

SECTION 2.3.  Swingline Loan Subfacility.

(a)           Swingline Commitment.  Subject to the terms and conditions of this Section 2.3, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time during the Term hereof; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed the lesser of (i) TWO HUNDRED FIFTY MILLION DOLLARS U.S. ($250,000,000), and (ii) the aggregate Commitments less the sum of (A) all Loans then outstanding, and (B) the Letter of Credit Usage (the “Swingline Commitment”).  Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

(b)           Swingline Borrowings.

(i)            Notice of Borrowing.  With respect to any Swingline Borrowing, the Borrower shall give the Swingline Lender and the Administrative Agent notice in writing which is received by the Swingline Lender and Administrative Agent not later than 2:00 p.m. (New York City time) on the proposed date of such Swingline Borrowing (and confirmed by telephone by such time), specifying (A) that a Swingline Borrowing is being requested, (B) the amount of such Swingline Borrowing, (C) the proposed date of such Swingline Borrowing, which shall be a Business Day and (D) that no Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Borrowing.  Such notice shall be irrevocable.

(ii)           Minimum Amounts.  Each Swingline Borrowing shall be in a minimum principal amount of $1,000,000, or an integral multiple of $100,000 in excess thereof.

(iii)          Repayment of Swingline Loans.  Each Swingline Loan shall be due and payable on the earliest of (A) 5 Business Days from and including the date of the applicable Swingline Borrowing, (B) the date of the next Committed Borrowing or (C) the Maturity Date.  If, and to the extent, any Swingline Loans shall be outstanding on the date of any Committed Borrowing, such Swingline Loans shall first be repaid from the proceeds of such Committed Borrowing prior to the disbursement of the same to the Borrower.  If, and to the extent, a Committed Borrowing is not requested prior to the Maturity Date or the end of the 5 Business Day period after a Swingline Borrowing, or unless the Borrower shall have notified the Administrative Agent and the Swingline Lender prior to 1:00 P.M. (New York City time) on the fourth (4th) Business Day after the Swingline Borrowing that the Borrower intends to reimburse the Swingline Bank for the amount of such Swingline Borrowing with funds other than proceeds of the Loans, the Borrower shall be deemed to have requested a Committed Borrowing comprised entirely of Base Rate Loans in the amount of the applicable Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loan to the Swingline Lender.  In addition, if (x) the Borrower does not repay the Swingline Loan on or prior to the end of such 5 Business Day period, or (y) a Default or Event of Default shall have occurred during such 5 Business Day period, the Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its

Swingline Loans by way of a Committed Borrowing, in which case the Borrower shall be deemed to have requested a Committed Borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to the Swingline Lender.  Any Committed Borrowing which is deemed requested by the Borrower in accordance with this Section 2.3(b)(iii) is hereinafter referred to as a “Mandatory Borrowing”.  Each Bank hereby irrevocably agrees to make Committed Loans promptly upon receipt of notice from the Swingline Lender of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Bank (or the next Business Day if such notice is received after 12:00 noon (New York City time)) notwithstanding (I) that the amount of the Mandatory Borrowing may not comply with the minimum amount of Committed Borrowings otherwise required hereunder, (II) whether any conditions specified in Section 3.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such deemed request for a Committed Borrowing to be made by the time otherwise required in Section 2.2, (V) the date of such Mandatory Borrowing (provided that such date must be a Business Day), or (VI) any termination of the Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that no Bank shall be obligated to make Committed Loans in respect of a Mandatory Borrowing if a Default or an Event of Default then exists and the applicable Swingline Loan was made by the Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(iv)          Purchase of Participations.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payment received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Bank to share in such Swingline Loans ratably based upon its Pro Rata Share (determined before giving effect to any termination of the Commitments pursuant to Section 6.2), provided that (A) all interest payable on the Swingline Loans with respect to any participation shall be for the account of the Swingline Lender until but excluding the day upon which the Mandatory Borrowing would otherwise have occurred, and (B) in the event of a delay between the day upon which the Mandatory Borrowing would otherwise have occurred and the time any purchase of a participation pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to the Swingline Lender interest on the principal amount of such participation for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate, for the two (2) Business Days after the date the Mandatory Borrowing would otherwise have occurred, and thereafter at a rate equal to the Base Rate.  Notwithstanding the foregoing, no Bank shall be obligated to purchase a participation in any Swingline Loan if a Default or an Event of Default then exists and such Swingline Loan was made by the Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(c)           Interest Rate.  Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin for Euro-Currency Loans for such day.

SECTION 2.4.  Money Market Borrowings.

(a)           The Money Market Option.  From time to time during the Term, and provided that at such time the Borrower maintains an Investment Grade Rating, the Borrower may, as set forth in this Section 2.4, request the Banks during the Term to make offers to make Money Market Loans to the Borrower, not to exceed, at such time, the lesser of (i) 50% of the aggregate Commitments, and (ii) the aggregate Commitments less all Loans and Letter of Credit Usage then outstanding (excluding any Loans or any portion thereof to be repaid from the proceeds of such Money Market Loans).  Subject to the provisions of this Agreement, the Borrower may repay any outstanding Money Market Loan on any day which is a Business Day (or a Euro-Currency Business Day in the case of Money Market IBOR Loans) and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.4 at the time of such Borrowing, until the Euro-Currency Business Day next preceding the Maturity Date.  The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.4.

(b)           Money Market Quote Request.  When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit B hereto (a “Money Market Quote Request”) so as to be received not later than 1:00 P.M. (New York City time) on (x) the fifth Euro-Currency Business Day prior to, but excluding, the date of Borrowing proposed therein, in the case of an IBOR Auction or (y) the Business Day immediately preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Money Market Quote Request for the first IBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i)            the proposed date of Borrowing, which shall be a Euro-Currency Business Day in the case of an IBOR Auction or a Business Day in the case of an Absolute Rate Auction,

(ii)           the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger multiple of $1,000,000,

(iii)          the duration of the Interest Period applicable thereto (which shall not be less than 14 days or more than 180 days), subject to the provisions of the definition of Interest Period,

(iv)          whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Non-IBOR Rate,

(v)           the aggregate amount of all Money Market Loans then outstanding, and

(vi)          that no Default or Event of Default has occurred or is continuing.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request.  In no event may Borrower give a Money Market Quote Request within ten (10) days of the giving of any other Money Market Quote Request.

(c)           Invitation for Money Market Quotes.  Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Banks by telex or facsimile transmission an “Invitation for Money Market Quotes” substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

(d)           Submission and Contents of Money Market Quotes.  1.  Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes.  Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.1 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Currency Business Day prior to, but excluding, the proposed date of Borrowing, in the case of a IBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first IBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of an IBOR Auction or (y) one hour prior to the deadline for the other Banks, in the case of an Absolute Rate Auction.  Subject to Articles III and VI, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

2.             Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

(i)            the proposed date of Borrowing,

(ii)           the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

(iii)          the Interest Period(s) with respect to which each such offer is being made,

(iv)          in the case of an IBOR Auction, the margin above or below the applicable Base Euro-Currency Rate (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

(v)           in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Money Market Non-IBOR Rate”) offered for each such Money Market Loan, and

(vi)          the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

3.             Any Money Market Quote shall be disregarded if it:

(i)            is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(2) above;

(ii)           contains qualifying, conditional or similar language (except for an aggregate limitation as provided in subsection (d)(2)(ii) above);

(iii)          proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

(iv)          arrives after the time set forth in subsection (d)(1).

(e)           Notice to Borrower.  The Administrative Agent shall promptly (and in any event within one (1) Business Day (or Euro-Currency Business Day in the case of an IBOR Auction) after receipt thereof) notify the Borrower in writing of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request.  Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote or modifies the terms of such previous Money Market Quote to provide terms more favorable to Borrower.  The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Non-IBOR Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f)            Acceptance and Notice by Borrower.  Not later than 1:00 P.M. (New York City time) on (x) the third Euro-Currency Business Day prior to, but excluding, the proposed date of Borrowing, in the case of an IBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first IBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e).  In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted.  The Borrower may accept any Money Market Quote in whole or in part; provided that:

1.             the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

2.             the principal amount of each Money Market Borrowing must be $5,000,000 or a larger multiple of $1,000,000;

3.             the lowest remaining offered Money Market Margin or Money Market Non-IBOR Rate, as the case may be, must be accepted prior to any higher offered Money Market Margin or Money Market Non-IBOR Rate, as the case may be, until the aggregate principal amount of such Money Market Borrowing is covered; and

4.             the Borrower may not accept any offer that is described in subsection (d)(3) or that otherwise fails to comply with the requirements of this Agreement.

(g)           Allocation by Agent.  If offers are made by two or more Banks with the same Money Market Margins or Money Market Non-IBOR Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $100,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.  The Administrative Agent shall promptly (and in any event within one (1) Business Day (or Euro-Currency Business Day in the case of an IBOR Auction) after such offers are accepted) notify the Borrower and each such Bank in writing of any such allocation of

Money Market Loans. Determinations by the Administrative Agent of the allocation of Money Market Loans shall be conclusive in the absence of manifest error.

(h)           Notwithstanding anything to the contrary contained herein, each Bank shall be required to fund its Pro Rata Share of Committed Loans in accordance with Section 2.1 hereof despite the fact that any Bank’s Commitment may have been or may be exceeded as a result of such Bank’s making of Money Market Loans.

SECTION 2.5.  Notice to Banks; Funding of Loans.

(a)           Upon receipt of a Notice of Borrowing from Borrower in accordance with Section 2.2 hereof, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, notify each applicable Bank of the contents thereof and of such Bank’s share of such Borrowing, of the interest rate applicable thereto and the Interest Period(s) (if different from those requested by the Borrower) and such Notice of Borrowing shall not thereafter be revocable by the Borrower, unless Borrower shall pay any applicable expenses pursuant to Section 2.14.

(b)           Not later than 2:00 p.m. (New York City time or, in the case of any Alternate Currency Borrowing, London time) on the date of each Committed Borrowing (including without limitation each Mandatory Borrowing) as indicated in the applicable Notice of Borrowing, each Bank shall (except as provided in subsection (d) of this Section) make available its Pro Rata Share of such Committed Borrowing in Federal funds or the applicable Alternate Currency immediately available in New York, New York (or, in the case of any Alternate Currency Borrowing, the principal financial center of the Alternate Currency in question), to the Administrative Agent at its address referred to in Section 9.1.  If the Borrower has requested the issuance of a Letter of Credit, no later than 1:00 p.m. (New York City time) on the date of such issuance as indicated in the notice delivered pursuant to Section 2.2(b), the Fronting Bank shall issue such Letter of Credit for the amount so requested and deliver the same to, or as directed in writing by, the Borrower, with a copy thereof to the Administrative Agent.  Immediately upon the issuance of each Letter of Credit by the Fronting Bank, the Fronting Bank shall be deemed to have sold and transferred to each other Bank, and each such other Bank shall be deemed, and hereby agrees, to have irrevocably and unconditionally purchased and received from the Fronting Bank, without recourse or warranty, an undivided interest and a participation in such Letter of Credit, any drawing thereunder, and its obligation to pay its Pro Rata Share with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such Bank’s ratable share thereof.  Upon any change in any of the Commitments in accordance herewith, there shall be an automatic adjustment to such participations to reflect such changed shares.  The Fronting Bank shall have the primary obligation to fund any and all draws made with respect to such Letter of Credit notwithstanding any failure of a participating Bank to fund its ratable share of any such draw.  The Administrative Agent will instruct the Fronting Bank to make such Letter of Credit available to the Borrower and the Fronting Bank shall make such Letter of Credit available to the Borrower, at its aforesaid address or at such address in the United States or at such address in Europe, the United Kingdom, Canada or the United States as the Borrower shall request on the date of Borrowing.

(c)           Not later than 3:00 p.m. (New York City time) on the date of each Swingline Borrowing as indicated in the applicable Notice of Borrowing, the Swingline Lender shall make available such Swingline Borrowing in Federal funds immediately available in New York, New York to the Administrative Agent at its address referred to in Section 9.1.

(d)           Unless the Administrative Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.5 and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount on behalf of such Bank.  If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, at the Federal Funds Rate with respect to Dollar Loans and at the Administrative Agent’s cost of funds for the applicable Alternate Currency with respect to Alternate Currency Loans, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent.  If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.  If such Bank shall not pay to Administrative Agent such corresponding amount after reasonable attempts are made by Administrative Agent to collect such amounts from such Bank, Borrower agrees to repay to Administrative Agent forthwith on demand such corresponding amounts together with interest thereto, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Administrative Agent, at the interest rate applicable thereto one (1) Business Day after demand.  Nothing contained in this Section 2.5(d) shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of Borrower with respect to any defaulting Bank or Administrative Agent.  The failure of any Bank to make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.5(b) hereof shall not relieve any other Bank of its obligations to fund its Commitment, in accordance with the provisions hereof. In addition, until such time as such Bank shall make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.5(b) hereof or shall repay to the Administrative Agent all amounts due to it, as applicable, unless such failure is subject to a good faith dispute as to whether such advance or reimbursement is properly required to be made pursuant to the provisions of this Agreement, such Bank shall not have the right to approve or consent to any matter requiring such approval or consent hereunder.

(e)           Subject to the provisions hereof, the Administrative Agent shall make available each Borrowing to Borrower in Federal funds or the applicable Alternate Currency immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing.

SECTION 2.6.  Notes.

(a)           The Loans of each Bank shall be evidenced by a single Note made by the Borrower payable to the order of such Bank for the account of its Applicable Lending Office.

(b)           Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular type (including, without limitation, Swingline Loans and Money Market Loans) be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Any additional costs incurred by the Administrative Agent, the Borrower or the Banks in connection with preparing such a Note shall be at the sole cost and expense of the Bank requesting such Note. In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Bank shall return such Note to Borrower.  Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type.  Upon the execution and delivery of any such Note, any existing Note payable to such Bank shall be returned to Borrower and replaced or modified accordingly.  Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c)           Upon receipt of any Bank’s Note pursuant to Section 3.1(a), the Administrative Agent shall forward such Note to such Bank.  Each Bank shall record the date, amount, currency, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower, with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes.  Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

(d)           The Committed Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.  The Swingline Loans shall mature, and the principal amount thereof shall be due and payable, in accordance with Section 2.3(b)(iii).

(e)           Each Money Market Loan included in any Money Market Borrowing shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the earlier to occur of (i) last day of the Interest Period applicable to such Borrowing or (ii) the Maturity Date.

(f)            There shall be no more than ten (10) Euro-Currency Groups of Loans and no more than ten (10) Money Market Loans outstanding at any one time.

SECTION 2.7.  Method of Electing Interest Rates.  (a)  The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower, in the applicable Notice of Borrowing or as otherwise provided in Section 2.3 with respect to Mandatory Borrowings.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII and without affecting the currency of any particular Loan), as follows:

(i)            if such Loans are Base Rate Loans, the Borrower may elect to convert all or any portion of such Loans to Euro-Currency Loans or Loans bearing interest at the Offered Rate as of any Euro-Currency Business Day;

(ii)           if such Loans are Euro-Currency Loans or Loans bearing interest at the Offered Rate, the Borrower may elect to convert all or any portion of such Loans to Base Rate Loans (if such Loans are Dollar Loans) and/or elect to continue all or any portion of such Loans as Euro-Currency Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by Borrower in the Notice of Interest Rate Election provided Borrower shall pay any losses pursuant to Section 2.14.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least three (3) Euro-Currency Business Days prior to, but excluding, the effective date of the conversion or continuation selected in such notice.  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group, (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each in the minimum amounts required hereby, (iii) no Committed Loan may be continued as, or converted into, a Euro-Currency Loan when any Event of Default has occurred and is continuing, provided, however, that if and for so long as Borrower shall have an Investment Grade Rating from S&P and Moody’s, if Borrower shall so request and the Required Banks shall so elect, then a Committed Loan may be continued as, or converted into, a Euro-Currency Loan when any Event of Default has occurred and is continuing, and (iv) no Interest Period shall extend beyond the Maturity Date.

(b)           Each Notice of Interest Rate Election shall specify:

(i)            the Group of Loans (or portion thereof) to which such notice applies;

(ii)           the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii)          if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Euro-Currency Loans, the duration of the initial Interest Period applicable thereto; and

(iv)          if such Loans are to be continued as Euro-Currency Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)           Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank with Loans affected thereby the same day as it receives such Notice of Interest Rate Election of the contents thereof, the interest rates determined pursuant thereto and the Interest Periods (if different from those requested by the Borrower) and such notice shall not thereafter be revocable by the Borrower.  If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Currency Loans, such Dollar Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto and such Alternate Currency Loans shall be continued as Euro-Currency Loans with an Interest Period of 1 month.

SECTION 2.8.  Interest Rates.

(a)           Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Euro-Currency Loan pursuant to Section 2.7, at a rate per annum equal to sum of the Base Rate plus the Applicable Margin for Base Rate Loans for such day.

(b)           Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Euro-Currency Loans for such day plus the Euro-Currency Rate applicable to such Interest Period.

(c)           Subject to Section 8.1, each Money Market IBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Base Euro-Currency Rate for such Interest Period (determined in accordance with Section 2.8(b) as if the related Money Market IBOR Borrowing were a Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.4.  Each Money Market Non-IBOR Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Non-IBOR Rate quoted by the Bank making such Loan in accordance with Section 2.4.  Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Base Rate until such failure shall become an Event of Default and thereafter at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(d)           In the event that, and for so long as, any Event of Default shall have occurred and be continuing, any overdue principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest and fees in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Base Rate and two percent (2%), or, if any Committed Loan shall have been continued as, or converted into, a Euro-Currency Loan, then, as to such Loan only, the sum of the Euro-Currency Rate and the Applicable Margin for Euro-Currency Loans, and two percent (2%)  (collectively, the “Default Rate”).

(e)           The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

(f)            Interest on all Loans bearing interest at the Base Rate or the Offered Rate shall be payable on the first Business Day of each calendar month.  Interest on all Loans bearing interest based on the Euro-Currency Rate shall be payable on the last Euro-Currency Business Day of the applicable Interest Period, and, in the case of Interest Periods longer than three months, on the last Euro-Currency Business Day of each three-month period from commencement.

SECTION 2.9.  Fees.

(a)           Facility Fee.  For the period beginning on the date hereof and ending on the date the Obligations are paid in full and this Agreement is terminated (the “Facility Fee Period”), the Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Commitments a facility fee on the aggregate Commitments, regardless of usage, at the Applicable Fee Percentage.  In the event that the Commitments are terminated but Loans or Letters of Credit remain outstanding, then, the facility fee shall be paid on the aggregate outstanding Loans and Letter of Credit Usage. The facility fee shall be payable in arrears on the last Business Day of each March, June, September and December during the Facility Fee Period and on the Maturity Date.

(b)           Letter of Credit Fee.  During the Term, the Borrower shall pay to the Administrative Agent, for the account of the Banks in proportion to their interests in respect of issued and undrawn Letters of Credit, a fee (a “Letter of Credit Fee”) in an amount, provided that no Event of Default shall have occurred and be continuing, equal to a rate per annum equal to the then percentage per annum of the Applicable Margin with respect to Euro-Currency Loans, on the daily average of such issued and undrawn Letters of Credit, which fee shall be payable, in arrears, on the last Business Day of each March, June, September and December during the Term and on the Maturity Date.  From the occurrence, and during the continuance, of an Event of Default, such fee shall be increased to be equal to two percent (2%) per annum on the daily average of such issued and undrawn Letters of Credit.

(c)           Fronting Bank Fee.  The Borrower shall pay any Fronting Bank, for its own account, a fee (a “Fronting Bank Fee”) at a rate per annum equal to the greater of (i) 0.10% of the daily average issued and undrawn amount of each outstanding Letter of Credit issued by such Fronting Bank and (ii) $1,000, which fee shall be in addition to and not in lieu of, the Letter of Credit Fee.  The Fronting Bank Fee shall be payable in arrears on the last Business Day of each March, June, September and December during the Term and on the Maturity Date.

(d)           Fees Non-Refundable.  All fees set forth in this Section 2.9 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable.  The obligation of the Borrower to pay such fees in accordance with the provisions hereof shall be binding upon the Borrower and shall inure to the benefit of the Administrative Agent and the Banks regardless of whether any Loans are actually made.

SECTION 2.10.  Maturity Date.  The term (the “Term”) of the Commitments (and each Bank’s obligations to make Loans and to participate in Letters of Credit hereunder) shall terminate and expire, and the Borrower shall return or cause to be returned all Letters of Credit to the Fronting Bank on the Maturity Date.  Upon the date of the termination of the Term, any Loans then outstanding (together with accrued interest thereon and all other Obligations) shall be due and payable on such date.

SECTION 2.11.  Optional Prepayments.

(a)           The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans, Loans bearing interest at the Offered Rate or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.1, in whole at any time, or from time to time in part in amounts aggregating One Million Dollars ($1,000,000) or more, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  The Borrower may, from time to time on any Business Day so long as prior notice is given to the Administrative Agent and Swingline Lender no later than 1:00 p.m. (New York City time) on the day on which Borrower intends to make such prepayment, prepay any Swingline Loans in whole or in part in amounts aggregating $100,000 or a higher integral multiple of $100,000 (or, if less, the aggregate outstanding principal amount of all Swingline Loans then outstanding) by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks (or the Swingline Lender in the case of Swingline Loans) included in such Group or Borrowing.

(b)           The Borrower may, upon at least three (3) Euro-Currency Business Days’ notice to the Administrative Agent, given no later than 1:00 p.m. (New York time, with respect to Dollar denominated Loans, and London time, with respect to Alternate Currency Loans) pay all, or from time to time in part in amounts aggregating the Dollar Equivalent Amount of approximately Five Million Dollars ($5,000,000) or more, of any Euro-Currency Loan as of the last day of the Interest Period applicable thereto.  Except as provided in Article 8 and except with respect to any Euro-Currency Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.5 hereof, the Borrower may not prepay all or any portion of the principal amount of any Euro-Currency Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any applicable expenses pursuant to Section 2.14.  The Borrower may not prepay all or any portion of the principal amount of any Money Market Loan prior to the end of the Interest Period applicable thereto without the consent of all applicable Designated Lenders and Banks.  Any such prepayment shall be given on or prior to the third (3rd)  Euro-Currency Business Day prior to, but excluding, the date of prepayment to the Administrative Agent.  Each such optional prepayment shall be applied to prepay ratably the Loans of the Banks included in any Group of Euro-Currency Loans, except that any Euro-Currency Loan which has been converted to a Base Rate Loan pursuant to Section 8.2, 8.3 or 8.5 hereof may be prepaid without ratable payment of the other Loans in such Group of Loans which have not been so converted.

(c)           The Borrower may at any time return any undrawn Letter of Credit to the Fronting Bank in whole, but not in part, and the Fronting Bank within a reasonable period of time shall give the Administrative Agent and each of the Banks notice of such return.

(d)           The Borrower may at any time and from time to time cancel all or any part of the Dollar Commitments or the Multi-Currency Commitments in amounts aggregating Twenty Five Million Dollars ($25,000,000) or a larger multiple of $1,000,000 by the delivery to the Administrative Agent of a notice of cancellation within the applicable time periods set forth in Sections 2.11(a) and (b) if there are Loans then outstanding or, if there are no Loans outstanding at such time as to which the Commitments with respect thereto are being canceled, upon at least three (3) Business Day’s  (or, with respect to the Multi-Currency Commitments, three (3) Euro-Currency Business Day’s) notice to the Administrative Agent, whereupon, in either event, all or such portion of the Commitments, as applicable, shall terminate as to the applicable Banks, pro rata on the date set forth in such notice of cancellation, and, if there are any Loans then outstanding, Borrower shall prepay, as applicable, all or such portion of Loans outstanding on such date in accordance with the requirements of Section 2.11(a) and (b).  In no event shall the Borrower be permitted to cancel Commitments for which a Letter of Credit has been issued and is outstanding unless the Borrower returns (or causes to be returned) such Letter of Credit to the Fronting Bank. Borrower shall be permitted to designate in its notice of cancellation which Loans, if any, are to be prepaid. A reduction of the Commitments pursuant to this Section 2.11(d) shall not effect a reduction in the Swingline Commitment (unless so elected by the Borrower) until the aggregate Commitments have been reduced to an amount equal to the Swingline Commitment. Notwithstanding the foregoing, however, at no time may the Borrower reduce the Commitments to an amount less than $400,000,000 unless the Borrower shall cancel all the Commitments.

(e)           Any amounts so prepaid pursuant to Section 2.11 (a) or (b) may be reborrowed. In the event Borrower elects to cancel all or any portion of the Commitments and the Swingline Commitment pursuant to Section 2.11(d) hereof, such amounts may not be reborrowed.

SECTION 2.12.  Mandatory Prepayments.  The Administrative Agent shall calculate the Dollar Equivalent Amount of any Loan denominated in an Alternate Currency at the time of each Borrowing thereof and on the last Business Day of each calender quarter during each Interest Period longer than three months in duration applicable thereto.  If at any such time the Dollar Equivalent Amount of the sum of (i) all outstanding Alternate Currency Loans, (ii) all outstanding Dollar Loans made against the Multi-Currency Commitment, (iii) the Letter of Credit Usage in respect of all outstanding Alternate Currency Letters of Credit, and (iv) the Letter of Credit Usage in respect of all outstanding Letters of Credit denominated in Dollars issued against the Multi-Currency Commitment, as determined by the Administrative Agent in accordance with the terms of this Agreement, in the aggregate, exceeds 105% of the Multi-Currency Facility Amount, Borrower, within three (3) Business Days after notice thereof from the Administrative Agent, shall repay all or a portion of such Loans, otherwise in accordance with the applicable terms of this Agreement, in such amount so that, following the making of such payment, the Dollar Equivalent Amount outstanding of such Loans and Letter of Credit Usage does not exceed the Multi-Currency Facility Amount.

SECTION 2.13.  General Provisions as to Payments.

(a)           The Borrower shall make each payment of the principal of and interest on the Loans and fees hereunder, without set-off or counterclaim, by initiating a wire transfer not later than 1:00 P.M. (New York City time or local time in the principal financial center of the Alternate Currency in question, as applicable) on the date when due, or, with respect to Money Market Loans, fund such payment of the principal of and interest on the Loans and fees hereunder such that the Designating Lender shall receive payment from Administrative Agent by 12:00 P.M. (New York City time), of Federal or other appropriate funds immediately available in New York, New York, or, in the case of any Alternate Currency, the principal financial center of the Alternate Currency in question, to the Administrative Agent at its address referred to in Section 9.1.  The Administrative Agent will promptly (and in any event within one (1) Business Day after receipt thereof) distribute to each Bank its ratable share (or applicable share with respect to Money Market Loans) of each such payment received by the Administrative Agent for the account of the Banks.  If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 11:00 A.M. (New York City time or local time in the principal financial center of the Alternate Currency in question, as applicable) on any Business Day (or Euro-Currency Business Day, as applicable), and Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such day, Administrative Agent shall distribute such amount to such Bank together with interest thereon, for each day from the date such amount should have been distributed to such Bank until the date Administrative Agent distributes such amount to such Bank, at the Federal Funds Rate with respect to Dollar denominated Loans and at the Administrative Agent’s cost of funds for the applicable Alternate Currency with respect to Alternate Currency Loans.  Whenever any payment of principal of, or interest on the Base Rate Loans or Swingline Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Euro-Currency Business Day.  Whenever any payment of principal of, or interest on, the Money Market Non-IBOR Rate Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended  to the next succeeding Business Day.  Whenever any payment of principal of, or interest on, the Money Market IBOR Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended  to the next succeeding Euro-Currency Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.14.  Funding Losses.  If the Borrower makes any payment of principal with respect to any Euro-Currency Loan or Money Market IBOR Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any Euro-Currency Loans or Money Market IBOR Loans after notice has been given to any Bank in accordance with Section 2.4(f) or 2.5(a), as applicable, or if Borrower shall deliver a Notice of Interest Rate Election specifying that a Euro-Currency Loan shall be converted on a date other than the first (1st) day of the then current Interest Period applicable thereto, the Borrower shall reimburse each Bank within 15 days after certification by such Bank of such loss or expense (which shall be delivered by each such Bank to Administrative Agent for delivery to Borrower) for any resulting loss (based on interest only, exclusive of fees, if any) or expense incurred by it (or by an existing Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to Administrative Agent and Administrative Agent shall have delivered to the Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error.

SECTION 2.15.  Computation of Interest and Fees.  Interest based on the Prime Rate  or for Euro-Currency Loans denominated in British Pounds Sterling hereunder shall be computed on the basis of a year of 365 days (or, in the case of interest based on the Prime Rate only, 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.16.  Use of Proceeds.  The Borrower shall use the proceeds of the Loans for general corporate purposes, including, without limitation, the origination, acquisition and funding of Loan Assets, Credit Tenant Lease Assets and other investments, repayment of the Existing Facility and for general working capital needs of the Borrower; provided, however, that no Swingline Loan shall be used for the purpose of refinancing another Swingline Loan, in whole or part.

SECTION 2.17.  Letters of Credit.

(a)           Subject to the terms contained in this Agreement and the other Loan Documents, upon the receipt of a notice in accordance with Section 2.2(b) requesting the issuance of a Letter of Credit, the Fronting Bank shall issue a Letter of Credit or Letters of Credit in such form as is reasonably acceptable to the Borrower (subject to the provisions of Section 2.2(b)) in an amount or amounts equal to the amount or amounts requested by the Borrower; provided that, in the case of (i) Alternate Currency Letter(s) of Credit, the Fronting Bank shall issue the same in the Alternate Currency requested and (ii) Dollar Letter(s) of Credit, the Fronting Bank shall issue the same in Dollars.

(b)           Each Letter of Credit shall be issued in the minimum amount of the Dollar Equivalent Amount of approximately Five  Hundred Thousand Dollars ($500,000) or such lesser amount as may be agreed to by the Fronting Bank.

(c)           The Letter of Credit Usage shall be no more than Two Hundred Million Dollars ($200,000,000).

(d)           Without the consent of the Administrative Agent, there shall be no more than ten (10) Letters of Credit outstanding at any one time.

(e)           In the event of any request for a drawing under any Letter of Credit by the beneficiary thereunder, the Fronting Bank shall notify the Borrower and the Administrative Agent (and the Administrative Agent shall notify each Bank thereof) on the same Business Day as such request for drawing, and, except as provided in this subsection (e), the Borrower shall reimburse the Fronting Bank, in immediately available funds, on the same day on which such drawing is honored in an amount equal to the Dollar Equivalent Amount of such drawing.  Notwithstanding anything contained herein to the contrary, however, unless the Borrower shall have notified the Administrative Agent and the Fronting Bank prior to 1:00 P.M. (New York City time) on the Business Day immediately preceding the date of such drawing that the Borrower intends to reimburse the Fronting Bank for the amount of the Dollar Equivalent Amount of such drawing with funds other than the proceeds of the Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.2 to the Administrative Agent, requesting a Borrowing of Base Rate Loans on the date on which such drawing is honored and in an amount equal to the such drawing.  Each Bank shall, in accordance with Section 2.5(b), make available its pro rata share of such Borrowing to the Administrative Agent, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Fronting Bank for the amount equal to the Dollar Equivalent Amount of such draw.  Notwithstanding anything contained herein to the contrary, however, in the case of Alternate Currency Letters of Credit, Borrower shall reimburse any drawing thereunder in the Alternate Currency in which such Alternate Currency Letter of Credit is denominated and any deemed Notice of Borrowing pursuant to the provisions of this Section 2.17(e) shall likewise be in the Alternate Currency in which such Alternate Currency Letter of Credit is denominated; provided, however, that if (x) any such drawing is made at a time when there exists an Event of Default or (y) Borrower shall not have notified the Administrative Agent and Fronting Bank prior to 11 a.m. (New York time) at least two (2) Euro-Currency Business

Days immediately prior to such drawing that Borrower intends to reimburse Fronting Bank in the applicable Alternate Currency, then, in either such case, such reimbursement shall instead be made by payment in Dollars of the Dollar Equivalent Amount of such drawing and in immediately available funds.  In the event that any Bank fails to make available to the Fronting Bank the amount of such Bank’s participation on the date of a drawing, the Fronting Bank shall be entitled to recover such amount on demand from such Bank together with interest at the Federal Funds Rate commencing on the date such drawing is honored.

(f)            If, at the time a beneficiary under any Letter of Credit requests a drawing thereunder, an Event of Default as described in Section 6.1(f) or Section 6.1(g) shall have occurred and is continuing, then on the date on which the Fronting Bank shall have honored such drawing, the Borrower shall have an unreimbursed obligation (the “Unreimbursed Obligation”) to the Fronting Bank in an amount equal to the amount of such drawing, which amount shall bear interest  at the annual rate of the sum of the Base Rate plus two percent (2%).  Each Bank shall purchase an undivided participating interest in such drawing in an amount equal to its pro rata share of the Commitments, and upon receipt thereof the Fronting Bank shall deliver to such Bank an Unreimbursed Obligation participation certificate dated the date of the Fronting Bank’s receipt of such funds and in the amount of such Bank’s pro rata share.

(g)           If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, or participations in any letter of credit, upon any Bank (including the Fronting Bank) or (ii) impose on any Bank any other condition regarding this Agreement or such Bank (including the Fronting Bank) as it pertains to the Letters of Credit or any participation therein and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase, by an amount deemed by the Fronting Bank or such Bank to be material, the cost to the Fronting Bank or any Bank of issuing or maintaining any Letter of Credit or participating therein, then the Borrower shall pay to the Fronting Bank or such Bank, within 15 days after written demand by such Bank (with a copy to the Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, such additional amounts as shall be required to compensate the Fronting Bank or such Bank for such increased costs or reduction in amounts received or receivable hereunder.  Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 2.17(g) and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.  If such Bank shall fail to notify Borrower of any such event within 90 days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified Borrower of the occurrence of such event.  A certificate of any Bank claiming compensation under this Section 2.17(g) and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(h)           The Borrower hereby agrees to protect, indemnify, pay and save the Fronting Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and documented attorneys’ fees and disbursements) which the Fronting Bank may incur or be subject to as a result of (i) the issuance of the Letters of Credit, other than to the extent of the bad faith, gross negligence or wilful misconduct of the Fronting Bank or (ii) the failure of the Fronting Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (collectively, “Governmental Acts”), other than to the extent of the bad faith, gross negligence or wilful misconduct of the Fronting Bank.  As between the Borrower and the Fronting Bank, the Borrower assumes all risks of the acts and omissions of any beneficiary with respect to its use, or misuses of, the Letters of Credit issued by the Fronting Bank. In furtherance and not in limitation of the foregoing, the Fronting Bank shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, other than as a result of the bad faith, gross negligence or wilful misconduct of the Fronting Bank; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of such Letter of Credit; and (viii) for any consequence arising from causes beyond the control of the Fronting Bank, including any Government Acts, in each case other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank.  None of the above shall affect, impair or prevent the vesting of the Fronting Bank’s rights and powers hereunder.  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Fronting Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put the Fronting Bank under any resulting liability to the Borrower; provided that, notwithstanding anything in the foregoing to the contrary, the Fronting Bank will be liable to the Borrower for any damages suffered by the Borrower or its Subsidiaries as a result of the Fronting Bank’s grossly negligent or wilful failure to pay under any Letter of Credit after the presentation to it of a sight draft and certificates strictly in compliance with the terms and conditions of such Letter of Credit.

(i)            If the Fronting Bank or the Administrative Agent is required at any time, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, to return to the Borrower any reimbursement by the Borrower of any drawing under any Letter of Credit, each Bank shall pay to the Fronting Bank or the Administrative Agent, as the case may be, its pro rata share of such payment, but without interest thereon unless the Fronting Bank or the Administrative Agent is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that the Fronting Bank or the Administrative Agent is required to pay.

(j)            Notwithstanding anything in this Agreement to the contrary, the Banks acknowledge that the letters of credit previously issued pursuant to the Existing Agreement by JPMorgan Chase Bank and Bank of America, N.A. and more particularly described on Schedule 2.17 attached hereto and made a part hereof, shall be deemed to be Letters of Credit hereunder for all purposes of this Agreement.

SECTION 2.18.  Letter of Credit Usage Absolute.  The obligations of the Borrower under this Agreement in respect of any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) and any Letter of Credit Documents (as hereinafter defined) under all circumstances, including, without limitation, to the extent permitted by law, the following circumstances:

(a)           any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Letter of Credit Documents”) or any Loan Document;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of the Letters of Credit or any other amendment or waiver of or any consent by the Borrower to departure from all or any of the Letter of Credit Documents or any Loan Document; provided, that the Fronting Bank shall not consent to any such change or amendment unless previously consented to in writing by the Borrower;

(c)           any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of the Letters of Credit;

(d)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, the Fronting Bank or any Bank (other than a defense based on the bad faith, gross negligence or wilful misconduct of the Administrative Agent, the Fronting Bank or such Bank) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letters of Credit Documents or any unrelated transaction;

(e)           any draft or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided, that payment by the Fronting Bank under such Letter of Credit against presentation of such draft or document shall not have been the result of the bad faith, gross negligence or wilful misconduct of the Fronting Bank;

(f)            payment by the Fronting Bank against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit; provided, that such payment shall not have been the result of the bad faith, gross negligence or wilful misconduct of the Fronting Bank; and

(g)           any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower; provided, that such other circumstance or happening shall not have been the result of bad faith, gross negligence or wilful misconduct of the Fronting Bank.

SECTION 2.19.  Letters of Credit Maturing after the Maturity Date.

(a)           Notwithstanding anything contained herein to the contrary, if any Letters of Credit, by their terms, shall mature after the Maturity Date (as the same may be extended), then, on and after the Maturity Date, the provisions of this Agreement shall remain in full force and effect with respect to such Letters of Credit, and the Borrower shall comply with the provisions of Section 2.19(b). No Letter of Credit shall mature on a date that is more than twelve (12) months after the Maturity Date.

(b)           If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and the same shall expire on a date after the Maturity Date, then, on the date that is fifteen (15) days prior to the Maturity Date, the Borrower shall pay to the Administrative Agent, on behalf of the Banks, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, Letter of Credit Collateral in an amount equal to the Letter of Credit Usage with respect to Letters of Credit issued in Dollars and 110% of the Dollar Equivalent Amount of the Letter of Credit Usage with respect to Alternate Currency Letters of Credit. Interest shall accrue on the Letter of Credit Collateral Account in accordance with the provisions of Section 6.4.

(c)           From and after the Maturity Date, the Administrative Agent shall calculate, in accordance with the terms of this Agreement, the Dollar Equivalent Amount of any outstanding Alternate Currency Letters of Credit on the last Business Day of each calender quarter.  If at any such time 110% of the Dollar Equivalent Amount of the Letter of Credit Usage, so determined by the Administrative Agent, exceeds the amount in the Letter of Credit Collateral Account attributable to the Alternate Currency Letters of Credit, Borrower, within three (3) Business Days after notice thereof from the Administrative Agent, shall deposit any such shortfall in the Letter of Credit Collateral Account.

SECTION 2.20.  Designated Borrowers.

(a)           The Borrower may at any time, upon not less than 15 Business Days’ notice from the Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion but in no event less than ten (10) Business Days), designate any foreign Subsidiary of the Borrower (an “Applicant Borrower”) to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Bank) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”).  The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information (including, without limitation, all such documents or information required to comply with the Patriot Act), in each case consistent with the documents and information required to be delivered hereunder with respect to the Borrower on the Closing Date (but with such differences as may be appropriate in light of applicable local law), and Notes signed by such new Borrowers to the extent any Banks so require, as well as a guaranty of such new Borrowers’ obligations hereunder by the Borrower in form and substance reasonably acceptable to the Administrative Agent.  If the Administrative Agent and any one or more Banks (it being understood and agreed that no Bank shall have any obligation to lend to a Designated Borrower unless it shall agree to do so under this Section 2.20) agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit I  (a “Designated Borrower Notice”) to the Borrower and the Banks specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of such Banks agrees to permit such Designated Borrower to receive Loans hereunder on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement. Following the giving of any notice pursuant to this Section 2.20(a), if the designation of such Applicant Borrower obligates the Administrative Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower, promptly upon request by the Administrative Agent or any other Bank, shall provide such documentation and other evidence as is reasonably requested by the Administrative Agent of any such Bank in order for the Administrative Agent or such Bank to comply with all such identification procedures.

(b)           Each Subsidiary of the Borrower that is or becomes a “Designated Borrower” pursuant to this Section 2.20 hereby irrevocably appoints the Borrower as it agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective if given or taken only by the Borrower on behalf of any Designated Borrower shall also be valid and effective if given or taken by a Designated

Borrower whether or not the Borrower joins thereto.  Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to the Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower. If the Borrower shall designate as a Designated Borrower any Subsidiary that is not organized under the laws of the United States or any State thereof, any Bank that has elected to participate in the funding of the applicable Alternative Currency, with notice to the Administrative Agent and the Borrower, may cause an Affiliate of such Bank to act as the Bank in respect of such Designated Borrower (and such Bank, to the extent of Loans made to, and participations in Letters of Credit issued for the account of such Designated Borrower, shall be deemed for all purposes hereof to have assigned pro tanto such Loans and advances to such Affiliate in compliance with the provisions of Section 9.6).

(c)           The Borrower from time to time, upon not less than 15 Business Days’ notice from the Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), may terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans or Letters of Credit payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, in each case as of the effective date of such termination.  The Administrative Agent will promptly notify the Banks of any such termination of a Designated Borrower’s status.

(d)           At Borrower’s request, Administrative Agent and the Lenders shall enter into an amendment to this Agreement in order to allocate one or more portions of the Commitments to certain Designated Borrowers to be borrowed in any Alternate Currencies as may be agreed upon by the Lenders which elect to fund Loans in any such tranche.

(e)           Notwithstanding any provision of this Section 2.20 or any other provision of the Loan Documents to the contrary, no Designated Borrower shall be jointly or severally liable for, or obligated to guarantee or provide any other credit support for, any of the Obligations of Borrower or any direct or indirect parent of such Designated Borrower that becomes a party to this Agreement and is organized and existing under the laws of any jurisdiction within the United States.

ARTICLE III

CONDITIONS

SECTION 3.1.  Closing.  The Closing Date shall occur on the date when each of the following conditions is satisfied (or waived in writing by the Administrative Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:

(a)           the Borrower as of the Closing Date shall have executed and delivered to the Administrative Agent a Note for the account of each Bank dated on or before the Closing Date complying with the provisions of Section 2.6;

(b)           the Borrower and the Administrative Agent and each of the Banks shall have executed and delivered to the Borrower and the Administrative Agent a duly executed original of this Agreement;

(c)           the Borrower shall have repaid in full the Existing Facility, which shall be deemed automatically superseded and terminated upon the effectiveness of this Agreement;

(d)           the Administrative Agent shall have received opinions of (i) Clifford Chance US LLP, special counsel for the Borrower, and (ii) Geoffrey Dugan, Esq., in-house counsel for the Borrower, each acceptable to the Administrative Agent, the Banks and their counsel;

(e)           the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower as of the Closing Date, the authority for and the validity of this Agreement and the other Loan Documents, the incumbency of officers executing this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.  Such documentation shall include, without limitation, the articles of incorporation of Borrower, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of Borrower as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate as to Borrower from the Secretary of State (or the equivalent thereof) of Maryland, to be dated not more than thirty (30) days prior to the Closing Date;

(f)            the Borrower shall have executed a solvency certificate acceptable to the Administrative Agent;

(g)           the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing referred to in Section 3.2, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its reasonable discretion;

(h)           the Borrower shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance thereof by the Borrower;

(i)            the Banks shall be satisfied that the Borrower is not subject to any present or contingent Environmental Claim, and the Borrower shall have delivered a certificate so stating;

(j)            the Administrative Agent shall have received, for its and any other Bank’s account, all fees due and payable pursuant to Section 2.9 hereof on or before the Closing Date, and the reasonable and documented fees and expenses accrued through the Closing Date of Skadden, Arps, Slate, Meagher & Flom LLP shall have been paid to Skadden, Arps, Slate, Meagher & Flom LLP;

(k)           the Borrower shall have delivered copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;

(l)            no Default or Event of Default shall have occurred; and

(m)          the Borrower shall have delivered a certificate in form acceptable to Administrative Agent showing compliance with the requirements of Section 5.8 as of the Closing Date.

SECTION 3.2.  Borrowings.  The obligation of any Bank to make a Loan or to participate in any Letter of Credit issued by the Fronting Bank and the obligation of the Fronting Bank to issue a Letter of Credit or the obligation of the Swingline Lender to make a Swingline Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)           receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2 or Section 2.3(b)(i) or a Notice of Money Market Borrowing as required by Section 2.4(f) or a request to cause a Fronting Bank to issue a Letter of Credit pursuant to Section 2.17;

(b)           immediately after giving effect to such Borrowing, the aggregate outstanding principal amount of the Loans plus the Letter of Credit Usage will not exceed the aggregate amount of the Commitments;

(c)           no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Loans or the issuance of such Letter of Credit;

(d)           the representations and warranties of the Borrower contained in this Agreement (other than representations and warranties which expressly speak as of a different date, which representations and warranties shall be true and correct in all material respects as of such different date) shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans; and

(e)           no event, act or condition shall have occurred after the Closing Date which, in the reasonable judgment of the Required Banks, has had or is likely to have a Material Adverse Effect.

Each Borrowing hereunder or issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c), (d) and (e) (to the extent that Borrower is or should have been aware of any Material Adverse Effect) of this Section. In the event that any representation or warranty (as set forth in clause (d) would be materially inaccurate, the Borrower shall disclose the same in writing by Borrower to the Banks, provided, however, that the Borrower may only change such representation or warranty with the prior written consent of the Required Banks.  Notwithstanding anything to the contrary, no Borrowing or issuance of a Letter of Credit shall be permitted if such Borrowing or issuance of a Letter of Credit would cause Borrower to fail to be in compliance with any of the covenants contained in this Agreement or in any of the other Loan Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and each of the other Banks which is or may become a party to this Agreement to make the Loans and/or issue or participate in Letters of Credit, the Borrower makes the following representations and warranties as of the Closing Date and, in accordance with Section 3.2(d) hereof, as of each Borrowing or issuance of a Letter of Credit.  Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

SECTION 4.1.  Existence and Power.  The Borrower is a corporation, duly formed, validly existing and in good standing under the laws of the State of Maryland and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

SECTION 4.2.  Power and Authority.  The Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of the Loan Documents to which it is a party.  The Borrower has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other similar laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

SECTION 4.3.  No Violation.  Neither the execution, delivery or performance by or on behalf of the Borrower of the Loan Documents to which it is a party, nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or of any partnership of which the Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by the Borrower under any organizational document of any Person in which the Borrower has an interest, or cause a material default under the Borrower’s agreement or certificate of limited partnership, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

SECTION 4.4.  Financial Information.  (a)  The consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of December 31, 2005, for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP fairly present, in conformity with GAAP, the consolidated financial position of Borrower and its Consolidated Subsidiaries as of such date and the consolidated results of operations and cash flows for such Fiscal Year.

(b)           Since December 31, 2005, (i) except as may have been disclosed in writing to the Banks prior to the Closing Date, nothing has occurred having a Material Adverse Effect, and (ii) except as set forth on Schedule 4.4(b), Borrower has not incurred any material Indebtedness or guaranteed any Indebtedness on or before the Closing Date.

SECTION 4.5.  Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, (i) the Borrower or any of its Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of the assets of the Borrower or any of its Consolidated Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents.

SECTION 4.6.  Compliance with ERISA.  (a)  Except as set forth on Schedule 4.6 attached hereto, Borrower is not a member of nor has entered into, maintained, contributed to, or been required to contribute to, or may incur any liability with respect to any Plan or Multiemployer Plan.  In the event that at any time after the Closing Date, Borrower shall become a member of any other material Plan or Multiemployer Plan, Borrower promptly shall notify the Administrative Agent thereof (and from and after such notice, Schedule 4.6 shall be deemed modified thereby).

(b)           No assets of Borrower constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including, but not limited to, 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code.  In addition to the prohibitions set forth in this Agreement and the other Loan Documents, and not in limitation thereof, Borrower covenants and agrees that Borrower shall not use any “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code to repay or secure the Note, the Loan, or the Obligations.

SECTION 4.7.  Environmental.  The Borrower conducts reviews of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Consolidated Subsidiaries when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including, without limitation, employees, and any related costs and expenses).  On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including, without limitation, the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

SECTION 4.8.  Taxes.  The Borrower and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower, or any Consolidated Subsidiary, except (i) such taxes, if any, as are reserved against in accordance with GAAP, (ii) such taxes as are being contested in good faith by appropriate proceedings or (iii) such tax returns or such taxes, the failure to file when due or to make payment when due and payable will not have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

SECTION 4.9.  Full Disclosure.  All information heretofore furnished by the Borrower to the Administrative Agent and all the Banks for purposes of or in connection with this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified; provided that, with respect to projected financial information, the Borrower represents and warrants only that such information represents the Borrower’s expectations regarding future performance, based upon historical information and reasonable assumptions, it being understood, however, that actual results may differ from the projected results described in the financial projections.  The Borrower has disclosed to the Administrative Agent, in writing any and all facts which have or may have (to the extent the Borrower can now reasonably foresee) a Material Adverse Effect.

SECTION 4.10.  Solvency.  On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, the Borrower will be Solvent.

SECTION 4.11.  Use of Proceeds.  All proceeds of the Loans will be used by the Borrower only in accordance with the provisions hereof.  Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of regulations T, U, or X of the Federal Reserve Board.

SECTION 4.12.  Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect;

SECTION 4.13.  Investment Company Act.  Neither the Borrower nor any Consolidated Subsidiary is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (y) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

SECTION 4.14.  Principal Offices.  As of the Closing Date, the principal office, chief executive office and principal place of business of the Borrower is 1114 Avenue of the Americas, New York, NY 10036.

SECTION 4.15.  REIT Status. Borrower is qualified and Borrower will continue to qualify as a real estate investment trust under the Code.

SECTION 4.16.  Patents, Trademarks, etc.  The Borrower has obtained and holds in full force and effect all patents, trademarks, servicemarks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect.

SECTION 4.17.  Judgments.  As of the Closing Date, there are no final, non-appealable judgments or decrees in an aggregate amount of Ten Million Dollars ($10,000,000) or more entered by a court or courts of competent jurisdiction against the Borrower or any Consolidated Subsidiary or, to the extent such judgment would be recourse to Borrower or any of its Consolidated Subsidiaries (other than judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing or which have been paid or stayed).

SECTION 4.18.  No Default.  No Event of Default or, to the best of the Borrower’s knowledge, Default exists under or with respect to any Loan Document and the Borrower is not in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

SECTION 4.19.  Licenses, etc.  The Borrower has obtained and does hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely to have a Material Adverse Effect.

SECTION 4.20.  Compliance With Law.  To the Borrower’s knowledge, the Borrower and each of its assets are in compliance in all material respects with all laws, rules, regulations, orders, judgments, writs and decrees, the failure to comply with which is likely to have a Material Adverse Effect.

SECTION 4.21.  No Burdensome Restrictions.  Except as may have been disclosed by the Borrower in writing to the Banks prior to the Closing Date, the Borrower is not a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect.

SECTION 4.22.  Brokers’ Fees.  The Borrower has not dealt with any broker or finder with respect to the transactions contemplated by this Agreement or otherwise in connection with this Agreement, and the Borrower has not done any act, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the Borrower of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents, other than the fees payable to the Administrative Agent and the Banks, and certain other Persons as previously disclosed in writing to the Administrative Agent.

SECTION 4.23.  Labor Matters.  Except as disclosed on Schedule 4.6, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any member of the ERISA Group, and the Borrower has not suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

SECTION 4.24.  Insurance.  The Borrower currently maintains 100% replacement cost insurance coverage (subject to customary deductibles) in respect of each of its Real Property Assets, as well as commercial general liability insurance (including, without limitation, “builders’ risk” where applicable) against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers’ compensation insurance, in each case with respect to liability and casualty insurance with insurers having an A.M. Best policyholders’ rating of not less than A-/VII in amounts no less than customarily carried by owners of properties similar to, and in the same locations as, Borrower’s Real Property Assets.

SECTION 4.25.  Organizational Documents.  The documents delivered pursuant to Section 3.1(e) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of the Borrower.  The

Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of each such document.

SECTION 4.26.  Unencumbered Assets and Indebtedness.  As of the date hereof, Schedule 1.1 accurately sets forth (i) total Unencumbered Assets, including total Qualifying Encumbered Assets,  (ii) all Unsecured Debt, and (iii) all Secured Debt secured by a Qualifying Encumbered  Asset. All of the information set forth on Schedule 1.1 is true and correct in all material respects.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligation remains unpaid:

SECTION 5.1.  Information.  The Borrower will deliver to each of the Banks or post to Intralinks provided such information is not otherwise publicly available:

(a)           as soon as available and in any event within five (5) Business Days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 95 days after the end of each Fiscal Year of the Borrower) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of Borrower’s operations and consolidated statements of Borrower’s cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (if available), all reported in a manner acceptable to the Securities and Exchange Commission on Borrower’s Form 10-K and reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b)           (i) as soon as available and in any event within five (5) Business Days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of Borrower’s operations and consolidated statements of Borrower’s cash flow for such quarter and for the portion of the Borrower’s Fiscal Year ended at the end of such Fiscal Quarter, all reported in the form provided to the Securities and Exchange Commission on Borrower’s Form 10-Q, together with (ii) such other information reasonably requested by the Administrative Agent or any Bank;

(c)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a financial officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.8 on the date of such financial statements; (ii) certifying (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, with respect to the Borrower subject, in the case of interim financial statements, to normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten (10) Business Days prior to, but excluding, the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Sections 5.8 and 5.9 at or as of the date of said financial statements, or with respect to Section 5.8(a), at any time, and (2) on the basis of such review of the Loan Documents and the business and condition of the Borrower, to the best knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default under any other provision of Section 6.1 occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and, the action the Borrower proposes to take in respect thereof.  Such certificate shall set forth the calculations required to establish the matters described in clauses (1) and (2) above;

(d)           (i) within five (5) Business Days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, or other executive officer of the Borrower, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (ii) promptly and in any event within five (5) Business Days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower or any Consolidated Subsidiary or its directly or indirectly owned Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;

(e)           promptly upon the mailing thereof to the shareholders of Borrower generally, copies of all proxy statements so mailed;

(f)            intentionally omitted;

(g)           promptly and in any event within thirty (30) days, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and, in the case of any occurrence covered by any of clauses (i) through (vii) above, which occurrence would reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(h)           promptly and in any event within ten (10) days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by an officer of the Borrower, specifying the nature of such condition, and the Borrower’s or, if the Borrower has actual knowledge thereof, the Environmental Affiliate’s proposed initial response thereto:  (i) the receipt by the Borrower, or any of the Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, or any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the existence of any Environmental Claim pending against the Borrower or any Environmental Affiliate and such Environmental Claim is likely to have a Material Adverse Effect or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;

(i)            promptly and in any event within five (5) Business Days after receipt of any notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence;

(j)            simultaneously with the delivery of the information required by Sections 5.1(a) and (b), a statement of all Qualifying Encumbered Assets and Secured Debt with respect to Qualifying Encumbered Assets (in each case, on a Subsidiary by Subsidiary basis), as well as the total amount of Unsecured Debt and Unencumbered Asset Value;

(k)           promptly and in any event within ten (10) days after an event or events of default with respect to Non-Recourse Indebtedness in an aggregate amount equal to or greater than $100,000,000 of the Borrower, its Consolidated Subsidiaries and/or Borrower’s Share of Non-Recourse Indebtedness of Investment Affiliates, Borrower shall deliver  to the Administrative Agent a recalculation of the Consolidated Tangible Net Worth, reflecting the effects of such event or events of default, as well as any other changes in the Borrower’s Consolidated Tangible Net Worth; and

(l)            from time to time such additional information regarding the financial condition or operations of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request in writing, so long as disclosure of such information could not result in a violation of, or expose the Borrower or its Subsidiaries to any material liability under, any applicable law, statute, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower or any of its Subsidiaries or on any Property of any of them.

SECTION 5.2.  Payment of Obligations.  The Borrower and its Consolidated Subsidiaries will pay and discharge, at or before maturity, all their respective material obligations and liabilities including, without limitation, any such material obligations pursuant to any agreement by which it or any of its properties is bound, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.

SECTION 5.3.  Maintenance of Property; Insurance; Leases.

(a)           The Borrower will keep, and will cause each Consolidated Subsidiary to keep, all property useful and necessary in its business, including without limitation each of its Real Property Assets (for so long the same constitutes a Real Property Asset), in good repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain and repair will have a Material Adverse Effect.

(b)           The Borrower shall maintain, or cause to be maintained, insurance described in Section 4.24 hereof with insurers meeting the qualifications described therein, which insurance shall in any event not provide for less coverage than insurance customarily carried by owners of properties similar to, and in the same locations as, Borrower’s Real Property Assets.  The Borrower will deliver to the Administrative Agent (i) upon the reasonable request of the Administrative Agent from time to time certificates of insurers evidencing the insurance carried, (ii) within five (5) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage required by Section 4.24 from that existing on the date of this Agreement and (iii) forthwith, notice of any cancellation or nonrenewal (without replacement) of coverage by the Borrower.

SECTION 5.4.  Maintenance of Existence.  The Borrower will preserve, renew and keep in full force and effect, its corporate existence and its rights, privileges and franchises necessary for the normal conduct of its business unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.

SECTION 5.5.  Compliance with Laws.  The Borrower will, and will cause its Consolidated Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to its Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose Administrative Agent or Banks to any material liability therefor.

SECTION 5.6.  Inspection of Property, Books and Records.  The Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP, modified as required by this Agreement and applicable law; and will permit representatives of any Bank, at such Bank’s expense, or from and after an Event of Default, at Borrower’s expense, so long as disclosure of such information could not result in a violation of, or expose the Borrower or any of its Subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower or any of its Subsidiaries, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired.

SECTION 5.7.  Existence.  The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its and its Consolidated Subsidiaries’ existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.

SECTION 5.8.  Financial Covenants.

(a)           Minimum Consolidated Tangible Net Worth.  The Consolidated Tangible Net Worth of the Borrower determined in conformity with GAAP will at no time be less than the sum of One Billion Eight Hundred Million Dollars ($1,800,000,000.00) and sixty five percent (65%) of the Net Offering Proceeds (other than proceeds used within thirty (30) days after the issuance giving rise to such Net Offering Proceeds to redeem, retire or repurchase ownership or equity interests in Borrower, up to the amount paid by Borrower in connection with such redemption, retirement or repurchase, where, for the avoidance of doubt, the net effect is that Borrower shall not have increased its Consolidated Tangible Net Worth as a result of any such proceeds) received by the Borrower subsequent to the Closing Date.

(b)           Total Indebtedness to Net Worth.  As of the last day of each Fiscal Quarter, the ratio of Total Indebtedness to the Borrower’s Net Worth shall be equal to or less than 3.75:1.00.

(c)           EBITDA to Fixed Charges Ratio.  The ratio of EBITDA to Fixed Charges, for the then most recently completed four (4) consecutive Fiscal Quarters, shall be equal to or greater than 1.50:1.00.

(d)           Unencumbered Pool.  The ratio of the Unencumbered Asset Value to Unsecured Debt, as of the last day of each Fiscal Quarter, shall be equal to or greater than 1.25:1.00.

(e)           Dividends.  For so long as no Event of Default shall have occurred and be outstanding, Borrower will not pay any dividends to holders of common equity in the Borrower  in excess of the greater of (x) 110% of Adjusted Earnings for the then most recently completed four (4) consecutive Fiscal Quarters, and (y) such amounts as are necessary to enable the Borrower to maintain the Borrower’s status as a real estate investment trust. For so long as an Event of Default shall have occurred and be outstanding, Borrower will not, as determined on an aggregate annual basis, pay any dividends in excess of those amounts required to be paid in order for the Borrower to maintain its status as a real estate investment trust.

SECTION 5.9.  Restriction on Fundamental Changes.  (a)  Borrower shall not enter into any merger or consolidation without obtaining the prior written consent thereto in writing of the Required Banks, unless the Borrower is the surviving entity, and the same will not result in the occurrence of an Event of Default.  Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired.

(b)           The Borrower shall not amend its articles of incorporation, by-laws, or other organizational documents in any manner that would have a Material Adverse Effect without the Required Banks’ consent.

SECTION 5.10.  Changes in Business.  Borrower’s primary business will not be substantially different from that conducted by Borrower on the Closing Date and shall include ownership and management of Credit Tenant Lease Assets and Loan Assets.  The Borrower shall carry on its business operations through the Borrower and its Consolidated Subsidiaries and its Investment Affiliates.

SECTION 5.11.  Borrower Status.  Borrower shall at all times (i) remain a publicly traded company listed for trading on the New York Stock Exchange (or another nationally recognized stock exchange), and (ii) maintain its status as a self-directed and self-administered REIT under the Code.

SECTION 5.12.  Other Indebtedness.  Borrower shall not incur or maintain any Secured Debt which is Recourse Debt in excess of an amount equal to 20% of Consolidated Tangible Net Worth. Any Indebtedness maintained or incurred by any Subsidiary of Borrower that is Recourse Debt of such Subsidiary shall be deemed to be Secured Debt for purposes of Section 5.8 hereof.

SECTION 5.13.  Forward Equity Contracts.  Borrower shall not enter into any forward equity contracts.

ARTICLE VI

DEFAULTS

SECTION 6.1.  Events of Default.  An “Event of Default” shall have occurred if one or more of the following events shall have occurred and be continuing:

(a)           the Borrower shall fail to (i) pay when due any principal of any Loan, or (ii) the Borrower shall fail to pay when due interest on any Loan or any fees or any other amount payable to Administrative Agent or the Banks hereunder and the same shall continue for a period of five (5) days after the same becomes due;

(b)           the Borrower shall fail to observe or perform any covenant contained in Section 5.8, Section 5.9, Section 5.10, Section 5.11 or Section 5.12;

(c)           the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b), (e), (f), (g), (h), (i), (m) or (n) of this Section 6.1) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent; or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days;

(d)           any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made) and, with respect to such representations, warranties, certifications or statements not known by the Borrower at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect in a material respect when made (or deemed made) is not removed, corrected or cured within thirty (30) days after the earlier of written notice thereof from Administrative Agent to Borrower and the Borrower otherwise obtains knowledge thereof;

(e)           the Borrower or any Subsidiary shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt (other than the Obligations) for which the aggregate outstanding principal amounts exceed Seventy-Five Million Dollars ($75,000,000) and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Debt; or the Borrower or any Subsidiary shall default in the performance or observance of any obligation or condition with respect to any such Recourse Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness;

(f)            the Borrower or any Consolidated Subsidiary of Borrower or any Investment Affiliate of Borrower to which, either individually or in the aggregate, $100,000,000 or more of Borrower’s Consolidated Tangible Net Worth is attributable, shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidate, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing;

(g)           an involuntary case or other proceeding shall be commenced against the Borrower or any Consolidated Subsidiary of Borrower or any Investment Affiliate of Borrower to which, either individually or in the aggregate, $100,000,000 or more of Borrower’s Consolidated Tangible Net Worth is attributable, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect;

(h)           one or more final, non-appealable judgments or decrees in an aggregate amount of Seventy-Five Million Dollars ($75,000,000) or more shall be entered by a court or courts of competent jurisdiction against Borrower or any Consolidated Subsidiary (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing), and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within ninety (90) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;

(i)            there shall be a replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who were either members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved;

(j)            any Person or “group” (as such term is defined in applicable federal securities laws and regulations) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than forty  percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding common shares of the Borrower;

(k)           intentionally omitted;

(l)            if any Termination Event with respect to a Plan or Multiemployer Plan shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan or Multiemployer Plan and the insufficiency of any and all other Plans and Multiemployer Plans with respect to which such a Termination Event shall occur and be continuing (or, in the case of a Multiple Employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall occur and be continuing and in the case of a liability with respect to a Termination Event which is or could be a liability of the Borrower rather than a liability of the Plan, the liability of the Borrower) is equal to or greater than $10,000,000 and which the Required Banks reasonably determine will have a Material Adverse Effect;

(m)          if, any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $10,000,000 and which the Required Banks reasonably determine will have a Material Adverse Effect;

(n)           at any time, for any reason the Borrower repudiates in writing its payment obligations under any Loan Document; or

(o)           any assets of Borrower shall constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code.

SECTION 6.2.  Rights and Remedies.  (a)  Upon the occurrence of any Event of Default described in Sections 6.1(f) or (g), the Commitments shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent, following consultation with the Banks, may (and upon the demand of the Required Banks shall), by written notice to the Borrower, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent and the Banks at law or equity or under any of the other Loan Documents, declare that the Commitments are terminated and declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself.

(b)           Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the Banks under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained solely by the Administrative Agent on behalf of the Administrative Agent and/or the Banks.  The Administrative Agent shall act at the direction of the Required Banks in connection with the exercise of any and all remedies at law, in equity or under any of the Loan Documents or, if the Required Banks are unable to reach agreement, then, from and after an Event of Default, the Administrative Agent may pursue such rights and remedies as it may determine.

SECTION 6.3.  Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 6.1(c) and 6.1(d) promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless Administrative Agent has received notice in writing from a Bank or Borrower referring to this Agreement or the other Loan Documents, describing such event or condition.  Should Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should Administrative Agent send Borrower a notice of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each Bank.

SECTION 6.4.  Actions in Respect of Letters of Credit. (a)  If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and an Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation of any Event of Default, the Administrative Agent, after consultation with the Banks, may, and upon the demand of the Required Banks shall, whether in addition to the taking by the Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon the Borrower (although no such demand shall be required if an Event of Default pursuant to Sections 6.1(f) or (g) shall occur) to, and forthwith upon such demand (but in any event within ten (10) days after such demand) (or automatically without such demand upon the occurrence of an Event of Default pursuant to Sections 6.1(f) or (g)) the Borrower shall pay to the Administrative Agent, on behalf of the Banks, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Administrative Agent (on behalf of the Banks) and under its sole dominion and control at such place as shall be designated by the Administrative Agent, an amount equal to the amount of the Letter of Credit Usage under the Letters of Credit.  Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.

(b)           The Borrower hereby pledges, assigns and grants to the Administrative Agent, as administrative agent for its benefit and the ratable benefit of the Banks a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):

(i)            the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

(ii)           all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

(iii)          all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

(iv)          to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all Obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.

(c)           The Borrower hereby authorizes the Administrative Agent for the ratable benefit of the Banks to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account and for so long as an Event of Default has occurred and in continuing, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become due and payable by the Borrower to the Banks in respect of the Letters of Credit.

(d)           Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Section 6.4(h) hereof.

(e)           The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 6.4.

(f)            If any Event of Default shall have occurred and be continuing:

(i)            The Administrative Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge,

set off or otherwise apply all or any part of first, (x) amounts previously drawn on any Letter of Credit that have not been reimbursed by the Borrower and (y) any Letter of Credit Usage described in clause (ii) of the definition thereof that are then due and payable and second, any other unpaid Obligations then due and payable against the Letter of Credit Collateral Account or any part thereof, in such order as the Administrative Agent shall elect.  The rights of the Administrative Agent under this Section 6.4 are in addition to any rights and remedies which any Bank may have.

(ii)           The Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.

(g)           The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent shall not have any responsibility or liability with respect thereto.

(h)           At such time as all Events of Default have been cured or waived in writing, all amounts remaining in the Letter of Credit Collateral Account (unless deposited pursuant to Section 2.19), shall be promptly returned to the Borrower.  Absent such cure or written waiver, any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of the Borrower hereunder and under any other Loan Document after the Maturity Date shall be paid promptly to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

SECTION 6.5.  Distribution of Proceeds after Default.  Notwithstanding anything contained herein to the contrary, from and after an Event of Default, to the extent proceeds are received by Administrative Agent, such proceeds will be distributed to the Banks pro rata in accordance with the unpaid principal amount of the Loans and Letter of Credit reimbursement obligations (giving effect to any participations granted therein pursuant to Section 2.3, Section 2.17 and Section 9.6).

ARTICLE VII

THE AGENTS; CERTAIN MATTERS RELATING TO THE LENDERS

SECTION 7.1.  Appointment and Authorization.  Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as set forth in Section 7.8 hereof, the provisions of this Article VII are solely for the benefit of Administrative Agent and the Banks, and Borrower shall not have any rights to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of the Banks and will not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.

SECTION 7.2.  Agency and Affiliates.  JPMorgan Chase Bank, N.A. and Bank of America, N.A. each has the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent or Syndication Agent, as applicable, and JPMorgan Chase Bank, N.A. and Bank of America, N.A. and each of their affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if they were not the Administrative Agent or Syndication Agent, as applicable, hereunder, and the term “Bank” and “Banks” shall include each of JPMorgan Chase Bank, N.A. and Bank of America, N.A., each in its individual capacity.

SECTION 7.3.  Action by Agents.  The obligations of each of the Agents hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, each of the Agents shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI.  The duties of each Agent shall be administrative in nature.  Subject to the provisions of Sections 7.1, 7.5 and 7.6, each Agent shall administer the Loans in the same manner as each administers its own loans.

SECTION 7.4.  Consultation with Experts. As between Administrative Agent on the one hand and the Banks on the other hand, the Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.5.  Liability of Agents.  As between each Agent on the one hand and the Banks on the other hand, none of the Agents nor any of their affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct.  As between each Agent on the one hand and the Banks on the other hand, none of the Agents nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent, or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith.  As between each Agent on the one hand and the Banks on the other hand, none of the Agents shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

SECTION 7.6.  Indemnification.  Each Bank shall, ratably in accordance with its Commitment, indemnify the Agents and the named “Managing Agents” and their affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including, without limitation, counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Agent or “Managing Agent” under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder.  In the event that any Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this section, recoup any amount from the Borrower, or any other party liable therefor in connection with such indemnification, such Agent shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank.  Each Agent shall reimburse such Banks so entitled to reimbursement within two (2) Business Days of its receipt of such funds from the Borrower or such other party liable therefor.

SECTION 7.7.  Credit Decision.  Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, Syndication Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.8.  Successor Agent.  The Administrative Agent may resign at any time by giving notice thereof to the Banks, the Borrower and each other, and the Administrative Agent shall resign in the event its Commitment (without giving effect to any Participants) is reduced to less than Ten Million Dollars ($10,000,000) unless as a  result of a cancellation or reduction in the aggregate Commitments.  Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall, provided no Event of Default has occurred and is then continuing, be subject to Borrower’s approval, which approval shall not be unreasonably withheld or delayed.  If no successor Administrative Agent shall have been so appointed by the Required Banks and approved by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be the Administrative Agent, who shall act until the Required Banks shall appoint an Administrative Agent.  Any appointment of a successor Administrative Agent by Required Banks or the retiring Administrative Agent pursuant to the preceding sentence shall, provided no Event of Default has occurred and is then continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed.  Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor

Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The rights and duties of the Administrative Agent to be vested in any successor Administrative Agent shall include, without limitation, the rights and duties as Swingline Lender.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.  For gross negligence or willful misconduct, as determined by all the Banks (excluding for such determination Administrative Agent in its capacity as a Bank), Administrative Agent may be removed at any time by giving at least thirty (30) Business Days’ prior written notice to Administrative Agent and Borrower.  Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent, in accordance with the provisions of this Section 7.8.

SECTION 7.9.  Consents and Approvals.  All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof ).  Each Bank shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from Administrative Agent (the “Bank Reply Period”).  With respect to decisions requiring the approval of the Required Banks, or all the Banks, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent shall follow the course of action or determination of the Required Banks or all the Banks, as the case may be.

SECTION 7.10.  Agents. The Banks serving as Syndication Agent, Documentation Agents, Managing Agents or Co-Agents shall have no duties or obligations in such capacities.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.1.  Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Euro-Currency Borrowing or Money Market IBOR Loan the Administrative Agent determines in good faith that deposits in Dollars or the applicable Alternate Currency (in the applicable amounts) are not being offered in the relevant market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Currency Loans in Dollars or the applicable Alternate Currency, as the case may be, shall be suspended.  In such event (a) unless the Borrower notifies the Administrative Agent on or before the second (2nd) Euro-Currency Business Day before, but excluding, the date of (i) any Euro-Currency Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing, or (ii) any Money Market IBOR Borrowing for which a Notice of Money Market Borrowing has previously been given, the Money Market IBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day, and (b) if Borrowings of Alternate Currency Loans are affected, any Notice of Borrowing for a Euro-Currency Borrowing denominated in an Alternate Currency shall be ineffective.

SECTION 8.2.  Illegality  If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Currency Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Bank (or its Euro-Currency Lending Office) (x) to make, maintain or fund its Euro-Currency Loans in a particular currency, or (y) to participate in any Letter of Credit issued in a particular currency by the Fronting Bank, or, with respect to the Fronting Bank, to issue a Letter of Credit in a particular currency, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank in the case of the event described in clause (x) above to make Euro-Currency Loans in such currency, or in the case of the event described in clause (y) above, to participate in any Letter of Credit issued  in such currency by the Fronting Bank or, with respect to the Fronting Bank, to issue any Letter of Credit in such currency, shall be suspended.  With respect to Euro-Currency Loans, before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Bank, be otherwise commercially disadvantageous to such Bank.

If at any time, it shall be unlawful for any Bank to make, maintain or fund any of its Euro-Currency Loans, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans, together with accrued and unpaid interest and fees thereon and all other amounts due to such Bank are concurrently therewith paid in full to such Bank, and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest due thereon and any and all fees and other amounts due hereunder, upon which event, such Bank’s Commitments shall be deemed to be canceled pursuant to Section 2.11(e).

SECTION 8.3.  Increased Cost and Reduced Return.

(a)           If, on or after (x) the date hereof in the case of Committed Loans made pursuant to Section 2.1, or (y) the date of the related Money Market Quote (in each case, the “Loan Effective Date”), in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System (but excluding with respect to any Euro-Currency Loan any such requirement reflected in an applicable Euro-Currency Reserve Percentage)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the Loan Effective Date affecting such Bank’s Euro-Currency Loans or its obligation to make Euro-Currency Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Currency Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect to such Euro-Currency Loans, by an amount reasonable determined by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts (based upon a reasonable allocation thereof by such Bank to the Euro-Currency Loans made by such Bank hereunder) as will compensate such Bank for such increased cost or reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.

(b)           If any Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.

(c)           Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.  Notwithstanding the foregoing, if such Bank shall fail to notify Borrower of any such event within ninety (90) days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified Borrower fo the occurrence of such event.  A certificate of any Bank claiming compensation under this Section and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d)           If at any time, any Bank has demanded compensation pursuant to this Section 8.3, the Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) cause a Qualified Institution, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans plus accrued interest, fees and other amounts due to such Bank, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(e).

SECTION 8.4.  Taxes.

(a)           Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof or by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Bank or Administrative Agent and such other jurisdiction or by the United States, except to the extent that such connection would not have arisen but for entering into the transactions contemplated hereby (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Non-Excluded Taxes”).  If the Borrower shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit, (i) the sum payable shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 8.4) such Bank, the Fronting Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or the Letter of Credit or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or the Letter of Credit (hereinafter referred to as “Other Taxes”).

(c)           In the event that Non-Excluded Taxes not imposed on the Closing Date are imposed, or Non-Excluded Taxes imposed on the Closing Date increase, the applicable Bank shall notify the Administrative Agent and the Borrower of such event in writing within a reasonable period following receipt of knowledge thereof. Notwithstanding the foregoing, if such Bank shall fail to notify Borrower of any such event within ninety (90) days following the end of the month during which such event occurred, then Borrower’s liability for such additional Non-Excluded Taxes incurred by such Bank as a result of such event (including payment of a make-whole amount under Section 8.4(a)(i)) shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified Borrower of the occurrence of such event.

(d)           The Borrower agrees to indemnify each Bank, the Fronting Bank and the Administrative Agent for the full amount of Non-Excluded Taxes or Other Taxes (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank, the Fronting Bank or the Administrative Agent (as the case may be) and, so long as such Bank, the Fronting Bank or Administrative Agent has promptly paid any such Non-Excluded Taxes or Other Taxes, any liability for penalties and interest arising therefrom or with respect thereto.  This indemnification shall be made within 15 days from the date such Bank, the Fronting Bank or the Administrative Agent (as the case may be) makes demand therefor.

(e)           Each Bank or Administrative Agent that is a United States person for U.S. federal income tax purposes, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and Administrative Agent listed on the signature pages hereof and on or prior to the date on which it becomes a Bank or the Administrative Agent in the case of each other Bank or Administrative Agent, shall provide the Borrower with two duly completed copies of Internal Revenue Service Form W-9 or any successor form prescribed by the Internal Revenue Service and shall provide Borrower with two further copies of any such form on or before the date any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered to Borrower.  Each Bank and Administrative Agent that is not a United States person for U.S. federal income tax purposes, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and Administrative Agent listed on the signature pages hereof and on or prior to the date on which it becomes a Bank or the Administrative Agent in the case of each other Bank or Administrative Agent, shall provide the Borrower with two duly completed copies of an Internal Revenue Service Form W-8BEN or W-8ECI, as applicable to such Bank or Administrative Agent, or any successor form prescribed by the Internal Revenue Service, and shall provide Borrower with two further copies of any such form on or before the date that any such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower.  A Bank that provides copies of the Internal Revenue Service Form W-8BEN and that is legally entitled to claim the portfolio interest exemption pursuant to Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”), shall further provide Borrower with, together with such Internal Revenue Service Form W-8BEN, a written confirmation of its entitlement to such exemption.  To the extent that it is legally entitled to do so, a Bank shall properly claim that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of, or eliminates, withholding tax on payments of interest hereunder.  A Bank that is not a United States person and that grants a participating interest in a Loan or Commitment to any other person shall provide, in addition to its own forms specified above, Borrower with two duly completed copies of the Internal Revenue Service form applicable to such other person, each under the cover of an Internal Revenue Service Form W-8IMY and a withholding statement prepared in the manner prescribed by the Internal Revenue Service, or such other forms and/or certificates that it is legally entitled to provide evidencing such participant’s entitlement to any exemption from, or reduction in the rate of U.S. withholding tax, and shall provide Borrower with two further copies of any such forms and statements on or before the date any such forms or statements expire or become obsolete and after the occurrence of any event requiring a change in the most recent form or statement previously delivered to Borrower.  If a Bank fails to timely and properly provide or update such forms or statements or if the form or statement provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States withholding tax rate in excess of zero, then backup withholding or withholding tax resulting from the foregoing shall be considered excluded from “Non-Excluded Taxes” as defined in Section 8.4(a).

(f)            Upon reasonable demand by, and at the expense of, Borrower to the Administrative Agent or any Bank, the Administrative Agent or Bank, as the case may be, shall deliver to the Borrower, or to such government or taxing authority as the Borrower may reasonably direct, any form or document that may be required or reasonably requested in writing in order to allow the Borrower to make a payment to or for the account of such Bank or the Administrative Agent hereunder or under any other Loan Document without any deduction or withholding for or on account of any Non-Excluded Taxes or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to the Borrower making such demand and to be executed and to be delivered with any reasonably required certification.

(g)           For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to (and to the extent required by) Section 8.4(e) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(d) with respect to Non-Excluded Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes so long as Borrower shall incur no cost or liability as a result thereof.

(h)           If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Bank, is not otherwise disadvantageous to such Bank.

(i)            If at any time, any Bank has demanded compensation pursuant to Section 8.3 or 8.4 or the obligation of such Bank of make Euro-Currency Loans has been suspended pursuant to Section 8.2, in any such case, the Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) cause a Qualified Institution, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans plus accrued interest, fees and other amounts due to such Bank, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(e).

SECTION 8.5.  Base Rate Loans Substituted for Affected Euro-Currency Loans.  If (i) the obligation of any Bank to make Euro-Currency Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Euro-Currency Loans and the Borrower shall, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a)           Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Euro-Currency Loans and thereafter all Loans which would otherwise be made by such Bank to the Borrower as Euro-Currency Loans shall be made instead as Base Rate Loans, and no Borrowing from such Bank would take effect with respect to Loans denominated in an Alternate Currency; and

(b)           after each of its Euro-Currency Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Currency Loans shall be applied to repay its Base Rate Loans instead; and

(c)           Borrower will not be required to make any payment which would otherwise be required by Section 2.14 with respect to such Euro-Currency Loans converted to Base Rate Loans pursuant to clause (a) above.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party:  (x) in the case of the Borrower and the Administrative Agent, at its address or facsimile number set forth on Exhibit F attached hereto with duplicate copies thereof, in the case of the Borrower, to the Borrower, at its address set forth on the signature page hereof, to its General Counsel and Chief Financial Officer, (y) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.  Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until actually received.

SECTION 9.2.  No Waivers.  No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.3.  Expenses; Indemnification.

(a)           The Borrower shall pay within thirty (30) days after written notice from the Administrative Agent, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable and documented fees and disbursements of special counsel Skadden, Arps, Slate, Meagher & Flom LLP ), in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all reasonable and documented fees and disbursements of special counsel in connection with the syndication of the Loans, and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Bank, including, without limitation, reasonable and invoiced fees and disbursements of counsel for the Administrative Agent and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom (provided, however, that the attorneys’ fees and disbursements for which Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable and invoiced non-duplicative fees and disbursements of (A) counsel for Administrative Agent and (B) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable and invoiced non-duplicative costs and expenses of Administrative Agent).  For purposes of this subsection 9.3(a)(iii), (1) counsel for Administrative Agent shall mean a single outside law firm representing Administrative Agent and (2) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group (which law firm may or may not be the same law firm representing the Administrative Agent).

(b)           The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by the Borrower or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities of Borrower or any Environmental Affiliate involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement or that are excluded under Section 8.3, (b) incurred solely by reason of the gross negligence, willful misconduct, bad faith or fraud of such Indemnitee as finally determined by a court of competent jurisdiction, (c) arising from any violation of Environmental Law relating to a Property, which violation is caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents.  In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of Administrative Agent or any Bank shall be solely in their respective capacities as such director, officer, agent or employee.  The Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations. Without limitation of the other provisions of this Section 9.3, Borrower shall indemnify and hold each of the Administrative Agent and the Banks free and harmless from and against all loss, costs (including reasonable and documented attorneys’ fees and expenses), expenses, taxes, and damages (including consequential damages) that the Administrative Agent and the Banks may suffer or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in the Administrative Agent’s reasonable judgment by reason of the inaccuracy of the representations and warranties, or a breach of the provisions, set forth in Section 4.6(b).

SECTION 9.4.  Sharing of Set-Offs.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of the Administrative Agent, which consent shall not be unreasonably withheld, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank.  Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made by it or Letter of Credit participated in by it or, in the case of the Fronting Bank, Letter of Credit issued by it, which is greater than the proportion received by any other Bank or Letter of Credit issued or participated in by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans made by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans made by the Banks or Letter of Credit issued or participated in by such other Bank shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Loans or the Letters of Credit.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Commitment, a Loan or a Letter of Credit, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.

SECTION 9.5.  Amendments and Waivers.  Any provision of this Agreement or the Notes or the Letters of Credit or other Loan Documents may be amended or waived if, but only if, except as set forth in Section 2.20 hereof, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent or the Swingline Lender in their capacity as Administrative Agent or the Swingline Lender, as applicable, are affected thereby, by the Administrative Agent or the Swingline Lender, as applicable); provided that (A) no amendment or waiver with respect to this Agreement, the Notes, the Letters of Credit or any other Loan Document shall, unless signed by all the Banks, (i) reduce the principal of or rate of interest on any Loan or any Letter of Credit reimbursement obligation or any fees hereunder, (ii) postpone the date fixed for any payment of principal of or interest on any Loan or any Letter of Credit reimbursement obligation or any fees hereunder or for any reduction or termination of any Commitment, (iii) change the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (iv) release any Letter of Credit Collateral, or (v) modify the provisions of this Section 9.5, (B) no amendment or waiver of the provisions of Section 2.13(a) (as it relates to the Borrower’s payment of Loans and fees hereunder by not later than 12:00 P.M. (New York City time) on the date when due) shall be binding upon a Designating Lender as to any Money Market Loans then outstanding unless signed by such Designating Lender, and (C) no amendment or waiver with respect to this Agreement or any other Loan Document shall increase, extend or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation unless signed by such Bank.

SECTION 9.6.  Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and the Administrative Agent and (ii) a Bank may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.

(b)           Prior to the occurrence of an Event of Default, any Bank may at any time, grant to a then existing Bank or any Affiliate thereof, one or more banks, finance companies, insurance companies or other financial institutions or trusts (a “Participant”) participating interests in its Commitment or any or all of its Loans.  After the occurrence and during the continuance of an Event of Default, any Bank may at any time grant to any Person in any amount (also a “Participant”), participating interests in its Commitment or any or all of its Loans.  Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default.  In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Section 9.5(A) without the consent of the Participant.  The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest.

(c)           Any Bank may at any time assign to a Qualified Institution (in each case, an “Assignee”) (i) prior to the occurrence of an Event of Default, in minimum amounts of not less than Five Million Dollars ($5,000,000) and integral multiple of One Million Dollars ($1,000,000) thereafter (or any lesser amount in the case of assignments to an existing Bank or any Affiliate thereof or in the case of an assignment of a Bank’s entire Commitment) and (ii) after the occurrence and during the continuance of an Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement  in substantially the form of Exhibit ”E” hereto executed by such Assignee and such transferor Bank; provided, that if no Event of Default shall have occurred and be continuing, such assignment shall be subject to the Administrative Agent’s, the Fronting Bank’s (if a Person other than the Administrative Agent) and the Borrower’s consent, which consent shall not be unreasonably withheld or delayed; and provided further that if an Assignee is an affiliate of such transferor Bank or was a Bank or Affiliate thereof immediately prior to such assignment, no such consent shall be required from the Borrower, the Administrative Agent or the Fronting Bank; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested or required, a new Note is issued to the Assignee upon the return to the Borrower of the old Note, if any, marked “cancelled”.  In connection with any such assignment (other than an assignment by a Bank to an affiliate), the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.  If the Assignee is not organized under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4.  Any assignment made during the continuation of an Event of Default shall not be invalidated by any subsequent cure of such Event of Default.

(d)           Any Bank (each, a “Designating Lender”) may at any time designate one Designated Lender to fund Money Market Loans on behalf of such Designating Lender subject to the terms of this Section 9.6(d) and the provisions in Section 9.6(b) and (c) shall not apply to such designation.  No Bank may designate more than one (1) Designated Lender at any one time.  The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement.  Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Borrower, whereupon, (i) the Borrower shall, if requested, execute and deliver to the Designating Lender a Designated Lender Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right (subject to the provisions of Section 2.4) to make Money Market Loans on behalf of its Designating Lender pursuant to the Designation Agreement after the Borrower has accepted a Money Market Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Banks for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 7.6 hereof and any sums otherwise payable to the Borrower by the Designated Lender.  Each Designating Lender shall serve as the administrative agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents.  Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding upon the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf.  The Borrower, the Administrative Agent and the Banks may rely thereon without any requirement that the Designated Lender sign or acknowledge the same.  No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender.

(e)           Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note and the Letter(s) of Credit participated in by such Bank or, in the case of the Fronting Bank, issued by it, to a Federal Reserve Bank.  No such assignment shall release the transferor Bank from its obligations hereunder.

(f)            No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Borrower’s prior written consent or (ii) by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(g)           No Assignee of any rights and obligations under this Agreement shall be permitted to further assign less than all of such rights and obligations.  No Participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.

(h)           Anything in this Agreement to the contrary notwithstanding, so long as no Event of Default shall have occurred and be continuing, no Bank shall be permitted to enter into an assignment of, or sell a participation interest in, its rights and obligations hereunder which would result in such Bank holding a Commitment without participants of less than Five Million Dollars ($5,000,000) unless as a result of a cancellation or reduction of the aggregate Commitments; provided, however, that no Bank shall be prohibited from assigning its entire Commitment so long as such assignment is otherwise permitted under this Section 9.6.

(i)            The Administrative Agent shall maintain on behalf of Borrower a register of principal and interest with respect to each Loan and Commitment.

SECTION 9.7.  Governing Law; Submission to Jurisdiction; Judgment Currency.  (a)  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b)           Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case, which are located in New York County, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof.  The Borrower irrevocably consents, for itself, to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth below its signature hereto.  The Borrower hereby, for itself, irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(c)           If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(d)           The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower to make payments in any currency of the principal of and interest on the Loans of the Borrower and any other amounts due from the Borrower hereunder to the Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 9.8(c)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Banks of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

SECTION 9.8.  Counterparts; Integration; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective upon receipt by the Administrative Agent and the Borrower of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

SECTION 9.9.  WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.10.  Survival.  All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

SECTION 9.11.  Domicile of Loans.  Subject to the provisions of Article VIII, each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.

SECTION 9.12.  Limitation of Liability.  No claim may be made by the Borrower or any other Person acting by or through Borrower against the Administrative Agent, the Syndication Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 9.13.  Recourse Obligation.  This Agreement and the Obligations hereunder are fully recourse to the Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, shareholder or employee of the Borrower, except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee.

SECTION 9.14.  Confidentiality.  Each of the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Fronting Bank and the Banks understands that some of the information furnished to it pursuant to this Agreement and the other Loan Documents may be received by it prior to the time that such information shall have been made public, and each of the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Fronting Bank and the Banks hereby agrees that it will keep all Information (as defined below) received by it confidential except that the Administrative Agent, Syndication Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Fronting Bank and each Bank shall be permitted to disclose Information (i) only to such of its officers, directors, employees, agents, auditors and buyers as need to know such information in connection with this Agreement or any other Loan Document and who will be advised of the confidential nature of such Information; (ii) to any other party to this Agreement; (iii) to a proposed Assignee or Participant in accordance with Section 9.6 hereof, provided such Person agrees in writing to keep such Information confidential on terms substantially similar to this Section 9.14; (iv) to the extent required by applicable law and regulations or by any subpoena or other legal process; (v) to the extent requested by any bank regulatory authority or other regulatory authority or self-regulatory organization; (vi) to the extent such information becomes publicly available other than as a result of a breach of this Agreement; (vii) to the extent the Borrower shall have consented to such disclosure or (viii) in connection with any legal or other enforcement proceeding in connection with any Loan Document or any of the transaction contemplated thereby.  For the purposes of this Section, “Information” means all information received from the Borrower or its respective officers, directors, employees, agents, auditors, lawyers and Affiliates relating to the Borrower or any of its Subsidiaries or Affiliates (including Investment Affiliates) or any of their respective businesses other than information that is generally available to the public.  In the event of any required disclosure of Information, any Person required to maintain the confidentiality of such Information as provided in this Section 9.14 agrees to use reasonable efforts to inform the Borrower as promptly as practicable of the circumstances and the Information required to be disclosed to the extent not prohibited by applicable law.

SECTION 9.15  Intentionally Omitted.

SECTION 9.16.  No Bankruptcy Proceedings.  Each of the Borrower, the Banks, the Administrative Agent, the Joint Lead Arrangers and the Joint Bookrunners hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (ii) the Maturity Date.

SECTION 9.17.  USA Patriot Act.  Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

iSTAR FINANCIAL INC., a Maryland corporation

By:
Name:
Title:

TOTAL COMMITMENTS:  $2,200,000,000

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Bank

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Syndication Agent and a Bank

By:
Name:
Title:

CITICORP NORTH AMERICA, INC.,
as Documentation Agent and a Bank

By:
Name:
Title:

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Documentation Agent and a Bank

By:
Name:
Title:

By:
Name:
Title:

Signature page to Amended and Restated Revolving Credit Agreement, dated as of June 28, 2006 with iStar Financial Inc.

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agent and a Bank

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC.,
as Managing Agent and a Bank

By:
Name:
Title:

BARCLAYS BANK PLC,
as Managing Agent and a Bank

By:
Name:
Title:

BEAR STEARNS CORPORATE LENDING INC.,
as Managing Agent and a Bank

By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS, L.P.,
as Managing Agent and a Bank

By:
Name:
Title:

MERRILL LYNCH BANK USA,
as Managing Agent and a Bank

By:
Name:
Title:

MORGAN STANLEY BANK,
as Managing Agent and a Bank

By:
Name:
Title:

UBS LOAN FINANCE LLC,
as Managing Agent and as a Bank

By:
Name:
Title:

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND, plc
as Co-Agent and a Bank

By:
Name:
Title:

THE BANK OF NOVA SCOTIA,
as Co-Agent and a Bank

By:
Name:
Title:

SCOTIABANC INC.,
as Co-Agent and a Bank

By:
Name:
Title:

HSBC BANK USA, N.A.,
as Co-Agent and a Bank

By:
Name:
Title:

THE ROYAL BANK OF CANADA,
as Co-Agent and a Bank

By:
Name:
Title:

FORTIS CAPITAL CORP.,
as Co-Agent and a Bank

By:
Name:
Title:

NATIONAL AUSTRALIA BANK LIMITED,
as Co-Agent and a Bank

By:
Name:
Title:

EUROHYPO AG, NEW YORK BRANCH,
as a Bank

By:
Name:
Title:

By:
Name:
Title:

EMIGRANT BANK, as a Bank

By:
Name:
Title:

WESTLB AG, NEW YORK BRANCH,
as a Bank

By:
Name:
Title:

By:
Name:
Title:

BANK OF CHINA, NEW YORK BRANCH,
as a Bank

By:
Name:
Title:

FIRST COMMERCIAL BANK, NEW YORK AGENCY, as a Bank

By:
Name:
Title:

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as a Bank

By:
Name:
Title:

PEOPLE’S BANK, as a Bank

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Bank

By:
Name:
Title:

BANK OF TAIWAN, NEW YORK AGENCY, as a Bank

By:
Name:
Title:

CHIAO TUNG BANK CO. LTD. NEW YORK AGENCY, as a Bank

By:
Name:
Title:

E. SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Bank

By:
Name:
Title:

HUA NAN COMMERCIAL BANK, LTD., NEW YORK AGENCY, as a Bank

By:
Name:
Title:

THE INTERNATIONAL COMMERCIAL BANK OF CHINA, NEW YORK AGENCY, as a Bank

By:
Name:
Title:

THE NORINCHUKIN BANK, NEW YORK BRANCH, as a Bank

By:
Name:
Title:

MALAYAN BANKING BERHAD, as a Bank

By:
Name:
Title:

TAIPEI FUBON BANK, NEW YORK AGENCY, as a Bank

By:
Name:
Title:

THE CHIBA BANK, LTD., NEW YORK BRANCH, as a Bank

By:
Name: Morio Tsumita
Title: General Manager